Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

among

ENTERGY CORPORATION,

MID SOUTH TRANSCO LLC,

ITC HOLDINGS CORP.

and

IBIS TRANSACTION SUBSIDIARY LLC

dated as of

December 4, 2011

i

Section 8.14	Disclosure Letters	79

ARTICLE IX

DEFINITIONS

Section 9.01	Definitions	80

MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of December 4, 2011, is among Entergy Corporation, a Delaware corporation (“Entergy”), Mid South TransCo LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Entergy (“TransCo”), ITC Holdings Corp., a Michigan corporation (“ITC”), and Ibis Transaction Subsidiary LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of ITC (“Merger Sub”).

RECITALS

WHEREAS, Entergy is engaged, through the Utility OpCos, in the Transmission Business;

WHEREAS, the Board of Directors of Entergy has determined that it is advisable and in the best interests of Entergy and its shareholders to separate the Transmission Business from Entergy and to divest the Transmission Business in the manner contemplated hereby and by the Separation Agreement;

WHEREAS, the Parties contemplate that the Transmission Business shall be transferred to TransCo as provided in the Separation Agreement and, in connection therewith, the Financings shall take place;

WHEREAS, the Parties contemplate that, following the Financings and immediately following the TransCo Transfer, Entergy shall consummate the disposition of one hundred percent (100%) of the TransCo Common Units to its shareholders (the “Distribution”) either (i) through a dividend of TransCo Common Units to Entergy shareholders on a pro rata basis (a “Spin-Off”) or (ii) through an offer to exchange (an “Exchange Offer”) TransCo Common Units for currently outstanding shares of Entergy’s common stock (“Entergy Common Stock”), or a combination of a Spin-Off and Exchange Offer as Entergy may elect in its sole discretion;

WHEREAS, in the event that Entergy’s shareholders subscribe for less than all of the TransCo Common Units offered in the Exchange Offer, Entergy shall distribute, pro rata to its shareholders, any unsubscribed TransCo Common Units immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”);

WHEREAS, the Parties contemplate that on or about the Distribution Date, Entergy shall cause the Entergy Exchangeable Debt, if any, to be exchanged for the TransCo Securities for the purpose of facilitating the establishment of the appropriate liquidity and capital structure for each of Entergy and TransCo;

WHEREAS, the Parties contemplate that Merger Sub shall be merged with and into TransCo, with TransCo surviving the Merger as a wholly owned subsidiary of ITC, such Merger to take place immediately following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA;

WHEREAS, the Board of Directors of Entergy has (i) determined that it is advisable and in the best interests of Entergy and its shareholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, Entergy or its relevant Subsidiary, as the sole member of TransCo, has adopted this Agreement and approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, the Board of Directors of ITC has (i) determined that it is advisable, fair to and in the best interests of ITC and its shareholders, and declared it advisable, to enter into this Agreement and to consummate the applicable Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend to its shareholders approval of the Merger, the ITC Stock Issuance and the Charter Amendment;

WHEREAS, ITC or its relevant Subsidiary, as the sole member of Merger Sub, has approved this Agreement and the Transactions applicable to Merger Sub;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger qualifies as a “reorganization” pursuant to Section 368 of the Code; and

WHEREAS, Entergy, TransCo, ITC and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions, and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Entergy, TransCo, ITC and Merger Sub agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.01 Closing . On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, DC 20005, at 10:00 a.m., local time on the fifth Business Day following satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Entergy and ITC may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.02 Initial Issuance of TransCo Common Units.

(a) As contemplated by Section 1.06 of the Separation Agreement and subject to adjustment as provided in Section 1.02(c), in partial consideration for the transfer of Assets contemplated by Section 3.01 of the Separation Agreement (including the Entergy Contribution), TransCo will issue and deliver to Entergy a number of TransCo Common Units equal to the sum of the following:

(i) (A) 1.00400801603206 (the “Initial Issuance Exchange Ratio”), multiplied by the number of shares of ITC Common Stock on a Fully Diluted Basis, minus (B) the number of TransCo Common Units outstanding immediately prior to the issuance of TransCo Common Units pursuant to this Section 1.02, plus

(ii) the quotient of the Aggregate Disqualified Shares Number divided by 49.9%, as calculated pursuant to Section 1.02(c) of the ITC Disclosure Letter (which details the calculation as of the date of this Agreement); provided, however, in no event shall the number of TransCo Common Units issued pursuant to this Section 1.02(a)(ii) exceed an amount that would result, pursuant to Section 1.02(c), in the Transaction Maximum Principal Amount being reduced in an amount in excess of $100 million.

(b) For purposes of this Agreement:

(i) “Fully Diluted Basis” shall mean the Parties’ best estimate, mutually agreed in good faith, without duplication, of (A) the number of shares of ITC Common Stock that are outstanding as of the Closing Date, plus (B) (1) the number of restricted shares of ITC Common Stock and stock units outstanding as of the Closing Date and (2) the number of shares of ITC Common Stock issuable upon exercise of any options or rights of any nature, whatsoever, whether contingent, vested or unvested, or otherwise, both (1) and (2) to be based upon the treasury stock method, which shall include ITC restricted shares and the net of new ITC shares that would be issued if in-the-money ITC options were exercised and ITC used the proceeds from the exercise price to repurchase ITC shares at the Reference Price (for the avoidance of doubt, the assumed proceeds used to repurchase ITC shares will be limited to the amount, if any, that an employee must pay upon exercise) consistent with Section 1.02(b)(i) of the ITC Disclosure Letter (which details the calculation as of the date of this Agreement), in each case for clarification other than the shares of ITC Common Stock issued or to be issued in the Merger, including pursuant to the Employee Matters Agreement. The Parties’ binding estimate of the number of shares of ITC Common Stock on a Fully Diluted Basis shall be made on the Estimation Date using, for the purposes of the treasury stock method calculations, the Reference Price for the price of ITC Common Stock for all options and rights included in the calculation (for purposes of this estimate only).

(ii) “Estimation Date” means the nearest reasonably practicable date prior to the date on which the Exchange Offer is commenced (or prior to the last Trading Day that ends at least twenty (20) Trading Days prior to the date the Parties expect the Distribution Date to occur, if Entergy elects to effect the Distribution as a Spin-Off) as mutually agreed in writing by the Parties, or such other date as may be reasonably agreed to by the Parties.

(iii) “Aggregate Disqualified Shares Number” means the Parties’ best estimate, mutually agreed in good faith, of the number of shares of ITC Common Stock issuable upon exercise to any TransCo Employees in connection with the conversion of Entergy stock options and restricted shares to ITC stock options and restricted shares as provided in Article VII of the Employee Matters Agreement and are reasonably likely to be treated as being issued as part of a plan or series of related events that would cause Code Section 355(e) to apply to the Distribution, and assuming, solely for purposes of this calculation, that the Equity Exchange Ratio (as such term is used in the Employee Matters Agreement) used for conversion of Entergy stock options and restricted shares is based on the Reference Price of ITC Common Stock and Entergy Common Stock (which assumption shall have no impact on the determinations of the Equity Exchange Ratio for all purposes under the Employee Matters Agreement).

(iv) “ITC Equity Value” means (A) the Reference Price multiplied by (B) the number of shares of ITC Common Stock on a Fully Diluted Basis plus the aggregate number of TransCo Common Units issued pursuant to Section 1.02(a)(i).

(v) “Additional TransCo Units” means the aggregate number of TransCo Common Units issued pursuant to Section 1.02(a)(ii).

(vi) “Value of the Additional TransCo Units” means (A) the Additional TransCo Units multiplied by (B) (1) the ITC Equity Value divided by (2) the number of shares of ITC Common Stock on a Fully Diluted Basis plus the aggregate number of TransCo Common Units issued pursuant to Section 1.02(a)(i) plus the Additional TransCo Units.

(vii) “Disqualified Shares Principal Reduction Amount” means (A) Value of the Additional TransCo Units divided by (B) 49.9%.

(c) As part of the Ruling Request, Entergy is seeking certain rulings with respect to the treatment under Section 355(e) of the Code of certain issuances of shares of ITC Common Stock to be issued to TransCo Employees in connection with the conversion of Entergy stock options and restricted shares into ITC stock options and restricted shares (any such shares to be issued or issuable upon exercise, the “TransCo Employee Shares”). The ruling requested would treat the TransCo Employee Shares as not having been acquired as ‘part of a plan (or series of related events)’ within the meaning of Code Section 355(e). In the event that Entergy does not receive the intended Ruling with respect to the TransCo Employee Shares and, after discussions with Entergy’s tax advisors (in consultation with ITC), Entergy reasonably determines as of the Estimation Date that any of the TransCo Employee Shares may be treated as being issued as part of a plan or series of related events that would cause Code Section 355(e) to apply to the Distribution (any such TransCo Employee Share, a “Disqualified Share”), the Transaction Maximum Principal Amount shall be reduced in an amount equal to the Disqualified Shares Principal Reduction Amount. Section 1.02(c) of the ITC Disclosure Letter sets forth a calculation of the Disqualified Shares Principal Reduction Amount as of the date of this Agreement. The calculation of the number of Disqualified Shares shall be based upon the treasury stock method in a manner consistent with the treasury stock method used to calculate the Fully Diluted Basis. The Parties’ binding estimate of the number of Disqualified Shares shall be made on the Estimation Date using for the purposes of the treasury stock method calculations, the Reference Price for the price of ITC Common Stock for all options and rights included in the calculation (for purposes of this estimate only).

(d) Notwithstanding any other provision of this Section 1.02, in no event shall the number of TransCo Common Units issued to Entergy pursuant to this Section 1.02 be an amount less than that which shall be necessary so that the holders of TransCo Common Units immediately prior to the Merger, constitute the holders of at least a 50.1% of the outstanding ITC Common Stock immediately following the Merger; provided, that, except as otherwise contemplated in this Section 1.02, in the event that the application of this Section 1.02(d) shall require an increase in the number of shares of TransCo Common Units issued to Entergy, the Parties shall in good faith mutually agree to such other modifications to the financial terms of this Agreement, including the amount of the Special Dividend and/or Share Repurchase and/or the Transaction Maximum Principal Amount, as necessary to put the Parties in the same position as they were in prior to any such adjustment pursuant to the application of this Section 1.02(d). Notwithstanding any other provision of this Section 1.02, if, prior to or after the Closing, the Parties identify an error in the assumptions, estimations or calculations resulting in the determination of the number of TransCo Common Units to be issued to Entergy under this Section 1.02, the Parties agree to take all such actions as may be necessary to correct such error such that the condition set forth in the first sentence of this Section 1.02(d) is satisfied. For the avoidance of doubt, this provision shall be interpreted in a manner that ensures a sufficient number of TransCo Common Units are issued to satisfy the requirements of Code Section 355(e) with respect to TransCo post-Closing.

Section 1.03 The Distribution; Special Dividend and Share Repurchase.

(a) Entergy may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off and shall advise ITC of the form of the Distribution no later than thirty (30) Business Days prior to the anticipated Closing Date.

(b) To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 1.03(d), each Record Holder shall be entitled to receive for each share of Entergy Common Stock held by such Record Holder a number of TransCo Common Units equal to the total number of TransCo Common Units subject to the Spin-Off and held by Entergy on the Record Date (determined pursuant to Section 1.02), multiplied by a fraction, the numerator of which is the number of shares of Entergy Common Stock held by such Record Holder and the denominator of which is the total number of shares of Entergy Common Stock outstanding on the Record Date. To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Board of Directors of Entergy, in accordance with applicable Law, shall establish the Record Date for the Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining TransCo

Common Units to be distributed by Entergy pursuant to Section 1.03(c), the Board of Directors of Entergy shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Entergy Common Stock are accepted for payment in the Exchange Offer.

(c) Subject to the terms and conditions thereof, to the extent any of the Distribution is effected as an Exchange Offer, each Entergy shareholder may elect in the Exchange Offer to exchange a number of shares of Entergy Common Stock held by such Entergy shareholder for TransCo Common Units. Subject to applicable securities Laws, Entergy shall determine, in its sole discretion, the terms and conditions of the Exchange Offer, including the exchange ratio (including any discount to the reference price of ITC Common Stock), the timing of the offer period and any extensions thereto, and other customary provisions, each as will be set forth in the TransCo Registration Statements and Schedule TO; provided, however, that before filing the TransCo Registration Statements, the Schedule TO or any amendments or supplements thereto, or comparable documents under securities or state “blue sky” laws of any jurisdiction, Entergy and/or TransCo (as applicable) will furnish to ITC and its counsel copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable comment of ITC and its counsel, and, before filing any such document, Entergy and/or TransCo (as applicable) shall reasonably consider any changes thereto that ITC and its counsel shall reasonably request; provided, further, that the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to Closing set forth in Section 6.01(g), Section 6.02(g) and Section 6.03(g) shall be ten (10) Business Days; provided, further, that, to the extent permitted pursuant to the securities Laws, it shall be a term and condition of the Exchange Offer that no Entergy shareholder who is a “Market Participant” (as defined in ITC’s Amended and Restated Articles of Incorporation) shall be permitted to exchange for a number of TransCo Common Units that, together with (x) TransCo Common Units that would be received by such shareholder in any Clean-Up Spin-Off and (y) shares of ITC Common Stock beneficially owned or anticipated to be beneficially owned by such shareholder, would cause such shareholder following the Effective Time, together with any “group” (as defined in Rule 13d-5 of the Exchange Act) of which it is a member, to beneficially own shares constituting five percent (5%) or more of the total number of shares of any class or series of capital stock of ITC.

(d) The terms and conditions of any Clean-Up Spin-Off shall be as determined by Entergy in its sole discretion; provided, however, that (i) any TransCo Common Units that are not subscribed for in the Exchange Offer must be distributed to Entergy’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 1.03(b).

(e) In connection with the other Transactions, prior to the Merger (regardless whether the actual payment date for any Special Dividend is before, on or after the Effective Time) ITC may, in its sole discretion, elect to (i) declare a special dividend (whether or not payable in connection with the ITC Financing) to the ITC Shareholders (a “Special Dividend”) in which the amount payable to such holders does not exceed $700 million in the aggregate, (ii) effect a repurchase of ITC Common Stock from the ITC Shareholders, the terms and conditions of which shall be as determined by ITC in its sole discretion (a “Share Repurchase”), in which the purchase price payable to such holders does not exceed $700 million in the aggregate, or (iii) effect a combination of a Special Dividend and a Share Repurchase in which the amount payable to ITC Shareholders in both transactions does not exceed $700 million in the aggregate. ITC shall take all action necessary to prohibit ITC’s Dividend Reinvestment Plan from reinvesting, on behalf of any participants, the proceeds of the Special Dividend in ITC Common Stock, through purchase or otherwise, after the Closing.

(f) Entergy shall be entitled to delay the Distribution Date and ITC shall be entitled to delay the consummation of a Special Dividend and/or a Share Repurchase, in each case, to the extent necessary to comply with any NYSE rules relating to notices of record dates and dividends and to comply with applicable securities Laws relating to offer periods and extensions thereof (including the availability of any required financial statements) and otherwise relating to exchange offers, tender offers and dividends; provided, that the Distribution Date or the consummation of a Special Dividend and/or a Share Repurchase shall occur reasonably promptly after any such compliance. The Share Repurchase shall be conducted in accordance with applicable securities Laws. Each of ITC and Entergy shall also be entitled to delay the Distribution Date for a maximum of twenty (20) calendar days, in consultation with its financial advisors, to take into account any then existing market conditions and the ability to market the ITC Financing and/or the Financings.

(g) Upon the consummation of the Distribution, Entergy shall deliver to the Exchange Agent a global certificate representing the TransCo Common Units being transferred in the Distribution, for the account of Entergy’s shareholders that are entitled thereto. The Exchange Agent shall hold such certificate or certificates, as the case may be, for the account of Entergy’s shareholders pending the Merger. In no event shall the number of TransCo Common Units issued and distributed in the Distribution exceed the number of TransCo Common Units determined pursuant to Section 1.02(a), as adjusted if necessary pursuant to Section 1.02(d).

(h) The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 1.03 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 1.03.

Section 1.04 Plan of Reorganization. This Agreement is in furtherance of a “plan of reorganization” for the Merger under Treasury Regulation Section 1.368-2(g).

Section 1.05 The Merger.

(a) On the terms and subject to the conditions of this Agreement, Merger Sub shall be merged (the “Merger”) with and into TransCo in accordance with the provisions of the DLLCA whereupon the separate corporate existence of Merger Sub shall cease, and TransCo shall continue as the surviving entity in the Merger (the “Surviving Company”) and shall be a wholly owned direct Subsidiary of ITC.

(b) The Merger shall be consummated by the filing of a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DLLCA, with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed among the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DLLCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.06 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of TransCo and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of TransCo and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DLLCA.

Section 1.07 Certificate of Formation and Limited Liability Company Agreement of the Surviving Company; Managers and Officers of the Surviving Company.

(a) At the Effective Time, the certificate of formation of TransCo as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(c) The initial managers of the Surviving Company at the Effective Time shall be the managers of Merger Sub immediately prior to the Effective Time. The initial officers of the Surviving Company at the Effective Time shall be the officers of Merger Sub immediately prior to the Effective Time. Each of such initial officers and managers of the Surviving Company shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided by the limited liability company agreement of the Surviving Company or as otherwise provided by applicable Law.

Section 1.08 Board of Directors of ITC and Management Appointees.

(a) ITC will take all necessary corporate actions to cause, at the Effective Time, there to be at least two (2) vacancies on the Board of Directors of ITC, which two (2) vacancies will be filled immediately after the Effective Time with two (2) directors nominated by ITC’s Nominating/Corporate Governance Committee as described in this Section 1.08(a). Prior to the Closing, ITC will engage an executive search firm to assist its Nominating/Corporate Governance Committee in identifying two (2) candidates to fill such vacancies, which candidates will, in addition to any other qualifications or criteria established by the Nominating/Corporate Governance Committee, (i) qualify as independent directors on the

Board of Directors of ITC for purposes of the rules of the NYSE, Rule 10A-3 of the Exchange Act, and the ITC Group’s FERC independence requirements and (ii) possess a knowledge and understanding of (1) the Transmission industry or electric utility industry and (2) the service territory of the Transmission Business, including in each case with respect to the business, customer, environmental, energy, political and regulatory issues faced by the Transmission Business. ITC shall keep Entergy reasonably informed of such search process, and Entergy shall be entitled to offer any number of candidates to fill such vacancies to the Nominating/Corporate Governance Committee in connection with such search process, acknowledging that any decision with respect to such candidates shall reside solely with the Nominating/Corporate Governance Committee and the Board of Directors of ITC.

(b) ITC and TransCo shall take all action necessary to appoint the persons listed in Section 1.08(b) of the Entergy Disclosure Letter to management positions at TransCo or ITC, as indicated after their respective names in such section (the “Management Appointees”), as of the Effective Time. If prior to the Effective Time, any Management Appointee is unwilling or unable to serve in such designated management position as a result of illness, death, resignation or any other reason, then a replacement for such person, if any, shall be mutually agreed by ITC and Entergy and shall be a TransCo Employee.

Section 1.09 Effect on Equity Interests.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of TransCo, Merger Sub, ITC or the holders of any securities (or membership interests) of TransCo, Merger Sub or ITC, subject to Section 1.13, each TransCo Common Unit, other than any Cancelled Units, shall be converted into the right to receive one fully paid and nonassessable share of ITC Common Stock (the “Exchange Ratio”). The shares of ITC Common Stock to be issued upon the conversion of TransCo Common Units pursuant to this Section 1.09(a) and cash in lieu of fractional shares of ITC Common Stock to be paid as contemplated by Section 1.13 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such TransCo Common Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and any holder of a certificate representing any such TransCo Common Units shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 1.11 upon surrender of such certificate, without interest. The issuance of ITC Common Stock in connection with the Merger is referred to as the “ITC Stock Issuance.”

(b) Each TransCo Common Unit that is owned, directly or indirectly, by ITC or Merger Sub immediately prior to the Effective Time or held by TransCo immediately prior to the Effective Time (the “Cancelled Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each unit of common membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one common membership interest unit of the Surviving Company and shall constitute the only outstanding limited liability company membership interests of the Surviving Company. From and after the Effective Time, all certificates (if any) representing the common membership interests of Merger Sub shall be deemed for all purposes to represent the number of units of common membership interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

Section 1.10 Exchange of Certificates.

(a) Pursuant to Section 1.03(d), the Exchange Agent shall hold, for the account of the relevant Entergy shareholders, the global certificate(s) representing all of the outstanding TransCo Common Units distributed in the Distribution. Such TransCo Common Units shall be converted into shares of ITC Common Stock in accordance with the terms of this Article I.

(b) Prior to the Closing, Entergy shall appoint a bank or trust company reasonably acceptable to ITC as exchange agent (the “Exchange Agent”). Prior to or at the Effective Time, ITC shall deposit with the Exchange Agent, for the benefit of the holders of TransCo Common Units, for exchange in accordance with this Article I through the Exchange Agent, evidence in book entry form representing the shares of ITC Common Stock issuable pursuant to this Article I in exchange for outstanding TransCo Common Units. For the purposes of such deposit, ITC shall assume that there shall not be any fractional shares of ITC Common Stock. ITC shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Entergy, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.13 and cash sufficient to pay any dividends and other distributions pursuant to Section 1.14. All evidence in book entry form of ITC Common Stock including cash in lieu of fractional shares of ITC Common Stock to be paid pursuant to Section 1.13 and the amount of any dividends or other distributions payable with respect to the ITC Common Stock pursuant to Section 1.14 are hereinafter referred to as the “Exchange Fund.” Following the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, deliver the ITC Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 1.11 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, ITC shall cause the Exchange Agent to mail to any holder of record of outstanding TransCo Common Units whose TransCo Common Units were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.09(a); (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any TransCo Common Units for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and such other documents as may reasonably be required by the Exchange Agent, the holder of such TransCo Common Units shall be entitled to receive in exchange therefor that number of whole shares of ITC Common Stock (after taking into account all TransCo Common Units exchanged by such holder) that such holder has the right to receive pursuant to the provisions of this Article I, payment by cash or check in lieu of fractional shares of ITC Common Stock which such holder is entitled to receive pursuant to Section 1.13 and any dividends or other distributions payable pursuant to Section 1.14. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable

TransCo Common Units is registered, it shall be a condition to the registration thereof that the applicable TransCo Common Units to be exchanged be in proper form for transfer and that the person requesting such delivery of the applicable portion of the Merger Consideration pay any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a Person other than the registered holder of such TransCo Common Units or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until exchanged as contemplated by this Section 1.11, any TransCo Common Units shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the applicable portion of the Merger Consideration as contemplated by this Section 1.11 and any amounts to be paid pursuant to Section 1.13. No interest shall be paid or accrue on the Merger Consideration or any cash payable upon exchange of any TransCo Common Units.

Section 1.12 No Further Ownership Rights in TransCo Common Units. The portion of the Merger Consideration issued (and paid) and any cash paid in accordance with the terms of this Article I upon conversion of any TransCo Common Units shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such TransCo Common Units. At the Effective Time, the membership interest transfer books of TransCo shall be closed with respect to the TransCo Common Units that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the membership interest transfer books of the Surviving Company of TransCo Common Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing TransCo Common Units are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

Section 1.13 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of ITC Common Stock shall be issued upon the conversion of TransCo Common Units pursuant to Section 1.09(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of ITC Common Stock. For purposes of this Section 1.13, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places.

(b) Fractional shares of ITC Common Stock that would otherwise be allocable to any former holders of TransCo Common Units in the Merger shall be aggregated, and no holder of TransCo Common Units shall receive cash equal to or greater than the value of one (1) full share of ITC Common Stock. The Exchange Agent shall cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by ITC, and in no case later than thirty (30) Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of TransCo Common Units entitled to receive such cash. Payment of cash in lieu of fractional shares of ITC Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to ITC of issuing fractional shares of ITC Common Stock and shall not represent separately bargained-for consideration.

Section 1.14 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to ITC Common Stock with a record date after the Effective Time shall be paid to the holder of any unexchanged TransCo Common Units with respect to the shares of ITC Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.13, until, in each case, the exchange of such TransCo Common Units in accordance with this Article I. Subject to applicable Law, following the exchange of any such TransCo Common Units, there shall be paid to the holder of the certificate representing whole shares of ITC Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ITC Common Stock to which such holder is entitled pursuant to Section 1.13 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ITC Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of ITC Common Stock. In no event shall the Exchange Agent have the right to vote any shares of ITC Common Stock held by the Exchange Agent.

Section 1.15 Withholding Rights. Entergy, ITC, the Surviving Company or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

Section 1.16 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of TransCo Common Units for one hundred eighty (180) calendar days after the Effective Time shall be delivered to ITC upon demand, and any holders of TransCo Common Units who have not theretofore complied with this Article I shall thereafter look only to ITC for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of ITC Common Stock pursuant to Section 1.13 and any dividends or distributions pursuant to Section 1.14.

Section 1.17 No Liability. None of the Parties or the Exchange Agent shall be liable to any Person in respect of any TransCo Common Units or ITC Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 1.18 Post-Merger Operations.

(a) For three (3) years from and after the Effective Time, TransCo shall have a regional headquarters in Jackson, Mississippi, as well as a regional presence for the TransCo Subs within the four-state region in which the Transmission Business principally operates.

(b) Entergy and ITC each agree, to the extent consistent with the ITC Group’s FERC independence requirements, that provision of charitable contributions and community support in the communities in which ITC and the Transmission Business of Entergy currently operate serve a number of important corporate goals. During the three-year period immediately following the Effective Time, ITC intends to provide charitable contributions and other community support within the communities in which the Transmission Business operates, at a level comparable in the aggregate to the levels currently provided by ITC in its other service territories.

Section 1.19 Dissenters Rights. In accordance with Sections 754 and 762 of the MBCA, each ITC Shareholder who objects to the Merger and complies with the provisions of the MBCA concerning the rights of ITC Shareholders to dissent from the Merger and require appraisal of their shares of ITC Common Stock (each such share of ITC Common Stock, a “Dissenting Share”) and has not effectively withdrawn or lost such right as of the Effective Time (each such shareholder duly making such demand, a “Dissenting Shareholder”), shall be entitled to such rights as are granted by the MBCA. Any payments made with respect to Dissenting Shares shall be made by or on behalf of ITC. If any Dissenting Shareholder, at any time prior to payment for the Dissenting Shares, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to payment as a Dissenting Shareholder, such holder shall forfeit such holder’s rights as a Dissenting Shareholder and continue to hold the shares of ITC Common Stock as such holder held such shares immediately prior to the Effective Time. Each Dissenting Shareholder, who becomes entitled to payment for any Dissenting Shares pursuant to the MBCA, shall, after such payment is made, cease to be a holder of ITC Common Stock for all purposes under the MBCA.

Section 1.20 Exchange Trust. The Parties agree that, notwithstanding the terms of Section 1.03, Entergy may elect, by written notice to ITC delivered at least thirty (30) Business Days prior to the Closing to retain up to that number of TransCo Common Units that would convert in the Merger to up to 4.9999% of the total number of shares of ITC Common Stock outstanding immediately following the consummation of the Merger that otherwise would have been distributed in the Distribution on or prior to the Closing Date, and at the Closing such retained TransCo Common Units will convert to ITC Common Stock in the Merger. Such TransCo Common Units and the ITC Common Stock into which they convert are referred to collectively as the “Retained Equity.” At the Closing, the Retained Equity shall be contributed by Entergy to, and thereafter held by, a Delaware trust or other arrangement mutually agreed to by ITC and Entergy (the “Exchange Trust”). The sole trustee of the Exchange Trust shall be a nationally recognized trust company or similar institution mutually agreed to by Entergy and ITC. Entergy shall not control the Exchange Trust or the Retained Equity held by it, other than the right to cause the Retained Equity to be distributed pursuant to this Section 1.20. Any such Retained Equity held in the Exchange Trust will be distributed through an exchange offer for outstanding shares of Entergy Common Stock within six (6) months after the Closing (or if earlier, the end of the calendar year in which the Closing occurs); provided, however, if at the end of such period no exchange offer has been effectuated in which all of the Retained Equity has been distributed to the shareholders of Entergy, the Retained Equity shall be distributed pro rata to the shareholders of Entergy. The trust agreement governing the Exchange Trust shall provide that, following the Closing, the Retained Equity may not be transferred other than pursuant to this Section 1.20, and that the Trustee will vote the Retained Equity in any and all matters on which such Retained Equity is entitled to vote in the same proportion as all voting securities of ITC (other than the Retained Equity) that actually vote on such matter are voted. If necessary, ITC shall provide customary registration rights to Entergy with respect to the Retained Equity for the transactions contemplated by this Section 1.20. Each of Entergy and ITC agrees to use reasonable best efforts to negotiate in good faith to finalize the terms of any additional agreements that would be necessary to implement this Section 1.20 within sixty (60) days following date of this Agreement, including a registration rights agreement and trust agreement, and to work cooperatively thereafter until the Closing to implement the terms of this Section 1.20, including to address any concerns that a Governmental Authority may express with respect to the Retained Equity or the Exchange Trust and to address any reasonable comments from the trustee, once selected pursuant to this Section 1.20. All reasonable costs and expenses incurred in connection with the transactions contemplated by this Section 1.20 shall be borne or reimbursed by Entergy, including the reasonable fees and expenses of counsel of ITC incurred in connection therewith. Notwithstanding the foregoing, Entergy will be deemed to have elected not to pursue the transactions contemplated by this Section 1.20, and the Parties will have no further obligation under this Section 1.20, if (i) after discussions with FERC and each Party’s legal advisors, a reasonable determination is made by either Party that doing so would reasonably be expected to result in a determination that any member of the ITC Group shall no longer (or in the case of TransCo and its Subsidiaries, shall not) be deemed independent by FERC, (ii) FERC does not expressly approve the transactions contemplated by this Section 1.20 in the FERC Approvals or (iii) Entergy is unable to obtain a ruling from the IRS that the implementation of the Exchange Trust will not affect the Distribution being a wholly tax-free exchange, the implementation of the transactions contemplated by this Section 1.20 and/or the distribution or exchange of the Retained Equity by Entergy to the Entergy shareholders would otherwise be inconsistent with the Ruling or unreasonably delay its receipt by Entergy or cause the Tax Opinion not to be delivered.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ENTERGY

For all purposes of this Article II, for the avoidance of doubt, TransCo and each other member of the TransCo Group shall be a Subsidiary of Entergy immediately prior to the Effective Time (without giving effect to the Distribution). Entergy hereby represents and warrants to ITC as of the date of this Agreement and as of the Closing Date that, (i) except as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Entergy Disclosure Letter or (ii) to the extent expressly disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Entergy or TransCo and publicly available prior to the date of this Agreement and after January 1, 2009, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 2.01 Due Organization, Good Standing and Corporate Power. Entergy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. ESI, TransCo and each of the Utility OpCos is (and when formed, the TransCo Subs will be) a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Entergy and its Subsidiaries have all requisite corporate or limited liability company power and authority to own, lease and operate their respective properties and Assets that shall be contributed to TransCo or the TransCo Subs pursuant to the Separation Agreement and to carry on the Transmission Business as it is now being conducted. Entergy and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property or Assets owned, leased or operated by the Transmission Business that shall be contributed to TransCo or the TransCo Subs pursuant to the Separation Agreement or any Ancillary Agreement or the nature of the Transmission Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

Section 2.02 Authorization of Agreement.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Entergy, the Utility OpCos, ESI and TransCo, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective Boards of Directors or Boards of Managers (and this Agreement has been adopted by Entergy as the sole shareholder of TransCo) and no other corporate, limited liability company or shareholder action on the part of Entergy, the Utility OpCos, ESI or TransCo is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. Upon the adoption of this Agreement by Entergy as the sole shareholder of TransCo, the approval of TransCo’s equityholders after the consummation of the Distribution will not be required to effect the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of Entergy, the Utility OpCos, ESI and TransCo, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each of Entergy, the Utility OpCos, ESI and TransCo enforceable against each of Entergy, the Utility OpCos, ESI and TransCo, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 2.03 Capital Structure.

(a) On the date of this Agreement, the authorized limited liability company membership interests of TransCo consisted solely of 1,000 TransCo Common Units, of which 1,000 TransCo Common Units were issued and outstanding. All outstanding TransCo Common Units are, and all such TransCo Common Units that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right.

(b) On the date of this Agreement and immediately prior to the Distribution, all the outstanding TransCo Common Units are and shall be owned, directly or indirectly, by Entergy free and clear of any Security Interest other than any Security Interests pursuant to the Financings. Immediately following the Distribution, (i) there shall be outstanding a number of TransCo Common Units determined in accordance with this Agreement and the Separation Agreement, (ii) no TransCo Common Units shall be held in TransCo’s treasury or by any Subsidiary of TransCo and (iii) no bonds, debentures, notes or other indebtedness of TransCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of TransCo Common Units or the holders of capital stock of any of TransCo’s Subsidiaries may vote shall be outstanding.

(c) Except as contemplated by this Agreement and the Separation Agreement, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to TransCo Common Units or any equivalent limited liability company membership interest or other nominal interest in TransCo or any of its Subsidiaries which relate to TransCo (collectively, “TransCo Equity Interests”) pursuant to which TransCo or any of its Subsidiaries is or may become obligated to issue TransCo Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any TransCo Equity Interests. There are no outstanding obligations of TransCo to repurchase, redeem or otherwise acquire any outstanding TransCo Equity Interests.

(d) There are no voting trusts or other agreements or understandings to which TransCo or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of TransCo or any of its Subsidiaries.

Section 2.04 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement by each of Entergy and TransCo, the execution and delivery of the Separation Agreement by each of Entergy, ESI, TransCo and the Utility OpCos and the execution of each Ancillary Agreement by Entergy and any of its Subsidiaries contemplated to be a party thereto does not or will not (as applicable), and the consummation of the Transactions by each of Entergy, TransCo, ESI and each of the Utility OpCos will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Organizational Documents of Entergy, TransCo, ESI or any Utility OpCo, (ii) subject to obtaining the Entergy Regulatory Approvals, violate or conflict with any Laws or Orders applicable to Entergy, TransCo, ESI or a Utility OpCo or any of their respective Assets, rights or properties or (iii) subject to obtaining the Transmission Land Right Consents, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Security Interest upon any of the property or Assets of Entergy, TransCo, ESI or any of the Utility OpCos pursuant to any provisions of any Permit or Contract (including the TransCo Material Contracts) to which Entergy, TransCo, ESI or any Utility OpCo is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the FERC Approvals, (iv) the pre-approvals required by any other applicable federal, state or local regulatory agencies or commissions (each, a “Commission” and collectively, “Commissions”) as listed in Section 2.04(b) of the Entergy Disclosure Letter (the “Non-FERC Approvals”), (v) the rules and regulations of the NYSE, (vi) any applicable state securities or blue sky Laws and (vii) the filing requirements in connection with the Merger under the DLLCA (collectively, the “Entergy Regulatory Approvals”) and subject to the accuracy of the representations and warranties of ITC in Section 3.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Entergy, TransCo, ESI or the Utility OpCos, the performance by each of Entergy, TransCo, ESI and the Utility OpCos of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE (it being understood that references in this Agreement to “obtaining” such Entergy Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 2.05 Financial Information; Absence of Changes.

(a) Attached as Section 2.05(a) of the Entergy Disclosure Letter are copies of the unaudited combined financial statements of the Transmission Business, including the combined balance sheets of the Transmission Business as of December 31, 2010 and as of September 30, 2011, and the unaudited combined statements of income of the Transmission Business for the fiscal year ended December 31, 2010 and the unaudited combined statements of income and cash flows for the nine months ended September 30, 2011 (collectively, the “Historical Financial Statements”). The Historical Financial Statements were prepared in good faith and derived from the books and records of Entergy and its Subsidiaries.

(b) When delivered pursuant to Section 5.03, the Audited Financial Statements shall present fairly in all material respects the combined balance sheets and combined statements of income, equity and cash flows of the Transmission Business as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of Entergy (provided that no exceptions or qualifications to GAAP are taken).

(c) Attached as Section 2.05(c) of the Entergy Disclosure Letter is a statement of the Rate Base Amount of the Transmission Business as of December 31, 2010 (the “Rate Base Statement”). The Rate Base Statement was (i) derived from the Utility OpCo’s and ESI’s financial statements and FERC filings, and 2010 Federal income tax returns and (ii) presents fairly in all material respects the Rate Base Amount of the Transmission Business as of the date thereof.

(d) Entergy has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Entergy’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Entergy in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Entergy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all such required certifications have been made. Entergy’s management has completed an assessment of the effectiveness of Entergy’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(e) Section 2.05(e) of the Entergy Disclosure Letter sets forth all material Entergy Guarantees existing as of the date of this Agreement. As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all material Entergy Guarantees and/or related Contracts have been provided to ITC.

(f) As of the Effective Time, TransCo and its Subsidiaries will not have any Indebtedness other than pursuant to the Financings and as may be incurred after the date hereof in accordance with Section 4.01(c)(v).

(g) Since September 30, 2011 to the date hereof, (i) the Transmission Business has been conducted in the ordinary course of business consistent with past practices and Good Utility Practice and (ii) there has not occurred a Transmission Business MAE.

(h) Except for matters reflected or reserved against on the combined balance sheet of the Transmission Business as of the end of the fiscal quarter ended on September 30, 2011, neither Entergy nor any of its Subsidiaries have any liabilities or obligations of any nature that would be Transmission Liabilities and that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a combined balance sheet of the Transmission Business or in the notes thereto, except for liabilities and obligations that (i) were incurred since September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE.

Section 2.06 Information to be Supplied.

(a) The information supplied or to be supplied by Entergy for inclusion or incorporation by reference in the Entergy Filings or ITC Filings to be filed with the SEC shall not, on the date of its filing or, in the case of the ITC Form S-4 or the TransCo Registration Statements, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement is mailed to the ITC Shareholders, at the time of the ITC Shareholder Meeting and on the Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that with respect to projected financial information provided by or on behalf of Entergy, Entergy represents only that such information was prepared in good faith by management of Entergy on the basis of assumptions believed by such management to be reasonable as of the time made.

(b) All documents that Entergy or any of its Subsidiaries is responsible for filing with any Governmental Authority after the date hereof in connection with the Transactions will comply in all material respects with the provisions of all applicable Laws and Orders. All information supplied or to be supplied by Entergy or any of its Subsidiaries in any document, other than the Entergy Filings and the ITC Filings, which are addressed in Section 2.06(a), filed with any Governmental Authority after the date hereof in connection with the Transactions will be, at the time of filing, true and correct in all material respects.

Section 2.07 Litigation. There is no pending Action and to the Knowledge of Entergy, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Entergy or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE. Other than an Order issued by FERC that affects or governs the rates, services or other utility operations of the Transmission Business, none of Entergy or any of its Subsidiaries, or their respective Assets, rights or properties, is subject to any Order that would reasonably be expected to apply to TransCo or the TransCo Subs (or any of their respective Assets, rights or properties) following the Closing.

Section 2.08 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, the Transmission Business is conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders. Since January 1, 2010, neither Entergy nor any Subsidiary of Entergy has received any written notice or, to the Knowledge of Entergy, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

(b) As of the date hereof, Entergy and its Subsidiaries are, and, as of the Distribution Date and the Effective Time, TransCo and its Subsidiaries will be, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of the Transmission Business as such business is currently being conducted (the “Transmission Permits”), except where the failure to have any of the Transmission Permits would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE. As of the date hereof, all Transmission Permits of Entergy and its Subsidiaries are, and as of the Distribution Date and Effective Time all Transmission Permits of TransCo and its Subsidiaries will be, valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE. As of the date hereof, Entergy is, and each of its Subsidiaries is, and the Transmission Business as being conducted is, and, as of the Distribution Date and the Effective Time, TransCo and each of its Subsidiaries are, and the Transmission Business will be conducted, in compliance in all respects with the terms and requirements of such Transmission Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

(c) Notwithstanding anything contained in Section 2.08(a), no representation or warranty shall be deemed to be made in Section 2.08(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters. Notwithstanding anything to the contrary in Section 2.08(b), no representation or warranty shall be deemed to be made in Section 2.08(b) in respect of environmental matters.

Section 2.09 Contracts.

(a) Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 2.09(a) of the Entergy Disclosure Letter, neither Entergy, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as such term would be applied to the Transmission Business as if a separate entity;

(ii) any non-competition Contract or other Contract that is related to the Transmission Business and purports to limit in any material respect either the type of business in which Entergy or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of TransCo or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any Contract relating to Intellectual Property Rights that is primarily used in or related to the Transmission Business (excluding commercially available, off-the-shelf, non-exclusive licenses for software with aggregate fees of less than $500,000);

(v) any partnership, joint venture or similar Contract relating to the Transmission Business;

(vi) any Contract, or series of related Contracts, under which TransCo or any TransCo Sub is or may be liable for Indebtedness in excess of $50 million, individually or in the aggregate; or

(vii) any Contract that relates to collective bargaining or similar labor Contracts which cover any employees of Entergy or its Affiliates engaged in work related to the Transmission Business.

All Contracts of the type described in this Section 2.09(a) and any other such Contracts that may be entered into by Entergy or any Subsidiary of Entergy after the date hereof and prior to the Effective Time in accordance with Section 4.01 are referred to herein as “TransCo Material Contracts.” As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all TransCo Material Contracts have been provided to ITC.

(b) Each TransCo Material Contract is a legal, valid and binding obligation of, and enforceable against, Entergy or any Subsidiary of Entergy that is a party thereto, and, to the Knowledge of Entergy, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, in each case subject to (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) rules of Law governing equitable remedies of specific performance, injunctive relief and other equitable remedies.

(c) Entergy and each of its Subsidiaries which is a party to any TransCo Material Contract is in compliance with all terms and requirements of each TransCo Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Entergy or any of its Subsidiaries under any such TransCo Material Contract, and, to the Knowledge of Entergy, no other party to any TransCo Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any TransCo Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

Section 2.10 Employees and Employee Benefits; Labor.

(a) Section 2.10(a) of the Entergy Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable), or employee loans, that are sponsored, maintained or contributed to by Entergy or any trade or business, whether or not incorporated, that together with Entergy would be deemed a single employer under Section 4001(b) of ERISA (an “Entergy ERISA Affiliate”) for the benefit of any TransCo Employee (the “Transmission Benefit Plans”).

(b) With respect to each Transmission Benefit Plan, Entergy has made available to ITC complete copies of each of the following documents: (i) the Transmission Benefit Plans (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, (iv) if the Transmission Benefit Plan is funded through a trust or any third-party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof and (v) the most recent determination letter received from the IRS with respect to each Transmission Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, each Transmission Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and each of Entergy and its Subsidiaries and any Entergy ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Transmission Benefit Plans. Each Transmission Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, is the subject of a favorable determination letter from the IRS as to its qualification and, to the Knowledge of Entergy, no event has occurred or condition exists that could reasonably be expected to result in the disqualification of such Transmission Benefit Plan or the imposition of any material penalty or tax under ERISA or the Code.

(d) Other than routine claims for benefits, no liability under Title IV of ERISA has been incurred by Entergy or any of its Subsidiaries that has not been satisfied in full when due, and no condition exists that could reasonably be expected to have a material liability to Entergy or its Subsidiaries under Title IV of ERISA. Neither Entergy, its Subsidiaries nor any Entergy ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to (on a contingent basis or otherwise), a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e) Except as contemplated in the Other Transaction Agreements, the consummation of the Transactions (including the Merger) will not (i) entitle any TransCo Employee or former employee of the Transmission Business to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any TransCo Employee or such former employee.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (i) there are no pending or, to the Knowledge of Entergy, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Transmission Benefit Plans or otherwise involving any Transmission Benefit Plan, (ii) to the Knowledge of Entergy, no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of Entergy, threatened.

(g) Neither Entergy nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment to TransCo Employees of any “excess parachute payments” within the meaning of Section 280G of the Code. The Transactions do not constitute a “change in ownership or control” with respect to Entergy within the meaning of Section 280G of the Code.

(h) No Transmission Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any TransCo Employee beyond their retirement from service or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Entergy or its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former employee or his or her beneficiary.

(i) With respect to any TransCo Employee, neither Entergy nor its Subsidiaries have received any notice of breach of Section 409A of the Code which individually or in the aggregate could reasonably be expected to result in any liability to any such TransCo Employee or Entergy or its Subsidiaries. There are no agreements or arrangements under which Entergy or its Subsidiaries has any liability for a “gross up” or similar payment in respect of any amount of “additional tax” that may become payable under Section 409A of the Code.

(j) Except as set forth in Section 2.10(j) of the Entergy Disclosure Letter, and solely with respect to the TransCo Employees: (i) neither Entergy nor any of its Subsidiaries is a party to any Collective Bargaining Agreement or other Contract with any labor organization or other representative of any of such employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Entergy or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of such employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three (3) years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of Entergy or any of its Subsidiaries, threatened, and neither Entergy nor any of its Subsidiaries has experienced any such labor controversy within the past three (3) years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Entergy or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Entergy or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Transmission Business MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employees is pending or, to the Knowledge of Entergy or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Transmission Business MAE, (vii) neither Entergy nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (viii) Entergy and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of such employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or other similar laws, except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE and (ix) neither Entergy nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of such employees or implemented any early retirement, separation or window program within the past three (3) years, nor has Entergy or any of its Subsidiaries planned or announced any such action or program for the future. No TransCo Employee who is subject to a Collective Bargaining Agreement is represented by a union local that is not party to one of the Collective Bargaining Agreements listed in Section 2.09(a)(vii) of the Entergy Disclosure Letter.

Section 2.11 Title to Transmission Assets; Sufficiency of Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as of immediately prior to the Effective Time, taking into account the terms of the Transition Services Agreement and subject to any limitations or requirements imposed by an Acceptable RTO, TransCo and the TransCo Subs (as applicable) will have good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Transmission Assets, in each case as such property, rights or Assets are currently being used, free and clear of all Security Interests, other than Permitted Encumbrances.

(b) The Assets, properties and rights of TransCo and the TransCo Subs (as applicable) as of the Effective Time (assuming the consummation of the Utility OpCo Contributions), together with the licenses and services to be made available pursuant to this Agreement and the Other Transaction Agreements and subject to any limitations or requirements imposed by an Acceptable RTO, will be sufficient to permit the Surviving Company and its Subsidiaries to operate the Transmission Business independent from Entergy and its Subsidiaries immediately following the Effective Time (i) in all material respects in compliance with all applicable Laws and Orders, (ii) in a manner substantially consistent with the operation of the Transmission Business on the date hereof and immediately prior to the Effective Time (subject to such changes solely resulting from the Regulatory Approvals or from the fact that the Transmission Business will operate on a standalone basis after the Closing) and (iii) in accordance with Good Utility Practice.

(c) As of the date of this Agreement, no Person, other than Entergy and its Subsidiaries, has any ownership interest in any Transmission Asset or any purchase option, right of first refusal or any similar right with respect to any Transmission Asset.

Section 2.12 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as it relates to the Transmission Business:

(i) there is no pending or, to the Knowledge of Entergy, threatened, claim, lawsuit, administrative proceeding, investigation or request for information against Entergy or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials, and neither Entergy nor any Subsidiary of Entergy has received written notice from any Person or Governmental Authority alleging that Entergy has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law or relating to Hazardous Materials, which violation or liability is unresolved, and, to the Knowledge of Entergy, there are no facts, events or circumstances that would reasonably be expected to result in any such claim;

(ii) Entergy and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all material permits, licenses and approvals required under Environmental Laws for the conduct of their businesses or the operation of their facilities as presently conducted or operated, and, to the Knowledge of Entergy, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent the Transmission Business from complying with Environmental Laws;

(iii) Entergy and its Subsidiaries have all material permits, licenses and approvals required under Environmental Law for the operation of their businesses and the operation of their facilities, all such permits, licenses and approvals are in effect, and, to the Knowledge of Entergy, there is no actual or alleged proceeding to revoke, modify, terminate or not renew any such permits, licenses and approvals and no reasonable basis for any such proceeding;

(iv) to the Knowledge of Entergy, there has been no Release (that are not Excluded Liabilities) of Hazardous Materials at any real property currently or formerly owned, leased, or operated by Entergy or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that (A) would reasonably be expected to result in Liability to Entergy or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Entergy or any of its Subsidiaries as currently conducted and planned or (B) would require reporting, investigation, remediation, or other corrective or response action by Entergy or any of its Subsidiaries under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or response action by Entergy or any of its Subsidiaries; and

(v) neither Entergy nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law, and to the Knowledge of Entergy, neither Entergy nor any of its Subsidiaries has assumed or retained any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the Transmission Business.

(b) The representations and warranties set forth herein and in Sections 2.04, 2.05, 2.06 and 2.16 are Entergy’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 2.13 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE:

(a) Entergy and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them;

(b) none of the Transmission Business, the Transmission Assets, the Transmission Liabilities, or any other Asset of Entergy or any of its Subsidiaries is subject to any security interest, pledge, lien, or other encumbrance for Taxes, and no outstanding claims for Taxes have been asserted in writing with respect to Entergy or any of its Subsidiaries;

(c) TransCo and each legal entity that is transferred to TransCo in the Internal Restructuring (including, without limitation, each TransCo Sub) is newly formed solely for purposes of the Separation;

(d) the Transmission Assets have a basis for United States federal income tax purposes, as of December 31, 2010, of at least the amount set forth on Section 2.13(d) of the Entergy Disclosure Letter; and

(e) neither Entergy nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 2.14 Regulatory.

(a) Regulation as a Utility. Each of the Utility OpCos is regulated as a public utility or public service company (or similar designation) by the FERC and (i) Entergy Arkansas, Inc. is subject to regulation as a public utility in the States of Arkansas and Tennessee, (ii) Entergy Gulf States Louisiana, L.L.C., is subject to regulation as a public utility in the State of Louisiana, (iii) Entergy Louisiana, LLC is subject to regulation as a public utility in the State of Louisiana and the City of New Orleans, Louisiana, (iv) Entergy Mississippi, Inc. is subject to regulation as a public utility in the State of Mississippi, (v) Entergy New Orleans, Inc. is subject to regulation as a public utility in the City of New Orleans, Louisiana and (vi) Entergy Texas, Inc. is subject to regulation as a public utility by the PUCT in the State of Texas and several municipalities within the State of Texas.

(b) Regulatory Proceedings. None of the Utility OpCos, all or part of whose rates or services are regulated by a Governmental Authority, (i) is a party to any rate proceeding before a Governmental Authority with respect to rates charged by such Utility OpCo for Transmission services other than in the ordinary course consistent with past practice, (ii) has rates for Transmission services in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known) or (iii) is a party to any contract with any Governmental Authority for Transmission services entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date of this Agreement or which, to the Knowledge of Entergy, are as of the date of this Agreement scheduled to go into effect at a later time, except in the case of clauses (i) through (iii) that would not, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE.

(c) Utility Reports. With respect to the Transmission Business, all filings (other than immaterial filings) required to be made by Entergy or any of the Utility OpCos since January 1, 2009, with the FERC under the FPA or the Public Utility Holding Company Act of 2005, the Department of Energy and any applicable Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder, would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE.

Section 2.15 Intellectual Property Related to the Transmission Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE: (a) the Transmission Business as currently conducted by Entergy and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights used in the Transmission Business and owned or exclusively licensed by or to Entergy and its Subsidiaries. Entergy or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights, and own or have a right to use all other Intellectual Property Rights used in the Transmission Business as currently conducted (“Transmission Business IP”). All applications and registrations for Transmission Business IP that is owned by Entergy or its Subsidiaries are subsisting and unexpired and, to Entergy’s Knowledge, valid and enforceable. Entergy and its Subsidiaries take all reasonable actions to maintain and protect the Transmission Business IP and the security, contents and operation of their material software and systems, and to Entergy’s Knowledge, there have been no material violations of same within the last two (2) years.

Section 2.16 Insurance. Section 2.16 of the Entergy Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two (2) years and owned or held by Entergy or its Subsidiaries as of the date of this Agreement which cover the Transmission Business or its Assets, properties or personnel with respect to the operation or conduct of the Transmission Business, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Entergy and/or its Subsidiaries including any self-insurance programs. All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Entergy’s judgment, reasonable for the business and Assets of the Transmission Business. Except as would not be reasonably expected to have a Transmission Business MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Entergy or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. For the avoidance of doubt, while no policy of insurance of Entergy or any of its Subsidiaries is being transferred in the Separation, the Transmission Business retains all rights under each policy of insurance of Entergy or any of its Subsidiaries under which the Transmission Business is or was insured prior to the Closing.

Section 2.17 Broker’s or Finder’s Fee. Except for Goldman, Sachs & Company (the fees and expenses of which will be the responsibility of Entergy), neither Entergy nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 2.18 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as of immediately prior to the Effective Time, taking into account the terms of the Transition Services Agreement, TransCo or the TransCo Subs (as applicable) will have good, valid and marketable title to all of the TransCo Real Property and other real property that is included in the Transmission Assets (excluding Transmission Land Rights) free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (A) as of the date hereof, with respect to the leases set forth on Schedule 3.05(a)(viii) to the Separation Agreement and (B) as of immediately prior to the Effective Time, with respect to all real property leases and subleases that are included in the Transmission Assets (other than Transmission Land Rights), in each case, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there exists no default or breach on the part of any member of the Entergy Group and to the Knowledge of Entergy, on the part of any third party, (iii) no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Entergy Group and to the Knowledge of Entergy, on the part of any third party, and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interests other than Permitted Encumbrances.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, as of immediately prior to the Effective Time, taking into account the terms of the Transition Services Agreement, and subject to obtaining the Transmission Land Right Consents, TransCo or the TransCo Subs (as applicable) will be lawfully possessed of the Transmission Land Rights free and clear of all Security Interests other than Permitted Encumbrances.

Section 2.19 No Other Representations or Warranties. ENTERGY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE ENTERGY GROUP) ACKNOWLEDGES THAT NEITHER ITC NOR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY ITC OR MERGER SUB TO ENTERGY IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT NEITHER ITC NOR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO ENTERGY (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF ITC AND ITS SUBSIDIARIES OR (B) THE FUTURE BUSINESS AND OPERATIONS OF ITC AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ITC

ITC hereby represents and warrants to Entergy as of the date of this Agreement and as of the Closing Date that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 8.14) of the ITC Disclosure Letter or (ii) to the extent disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by ITC and publicly available prior to the date of this Agreement and after January 1, 2009 (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 3.01 Due Organization, Good Standing and Corporate Power. ITC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and Assets and to carry on its business as it is now being conducted. ITC and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property or Asset owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.02 Authorization of Agreement.

(a) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of ITC and Merger Sub, and the consummation by ITC and Merger Sub of the Transactions, have been duly authorized and approved by their respective Board of Directors or Boards of Managers (and this Agreement has been adopted by ITC as the sole shareholder of Merger Sub), and, except as described in Section 3.07, no other corporate, limited liability company or shareholder action on the part of ITC or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of ITC and Merger Sub, as applicable, and to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of ITC and Merger Sub, as applicable, enforceable against ITC and Merger Sub, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of ITC consists of 100,000,000 shares of common stock, no par value (the “ITC Common Stock”) and 10,000,000 shares of preferred stock, no par value (the “ITC Preferred Stock”). Subject to the ITC Shareholder Approval and the consummation of the other Transactions, ITC’s articles of incorporation will be amended to provide for an increase in the authorized ITC Common Stock to an amount not less than 200,000,000 shares of ITC Common Stock (the “Charter Amendment”). As of the date of this Agreement, (i) 51,310,565 shares of ITC Common Stock were issued and outstanding (including shares of restricted ITC Common Stock), (ii) no shares of ITC Common Stock were held in treasury, (iii) 6,000,000 shares of ITC Common Stock were reserved for issuance at ITC’s discretion in connection with the Sales Agency Financing Agreement, (iv) 2,110,239 shares of ITC Common Stock were reserved for issuance upon the exercise of outstanding options for ITC Common Stock and (v) no shares of ITC Preferred Stock were issued and outstanding. All issued and outstanding shares of ITC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights, purchase option, call, right of first refusal or any similar right and all shares of ITC Common Stock reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of ITC Common Stock are held by any Subsidiary of ITC. There are no outstanding bonds, debentures, notes or other indebtedness of ITC or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of ITC Common Stock or the holders of capital stock of any of ITC’s Subsidiaries may vote.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to ITC Common Stock or any capital stock equivalent

(including shares of restricted ITC Common Stock) or other nominal interest in ITC or any of its Subsidiaries which relate to ITC (collectively, “ITC Equity Interests”) pursuant to which ITC or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any ITC Equity Interests. There are no outstanding obligations of ITC to repurchase, redeem or otherwise acquire any outstanding securities of ITC Equity Interests.

(c) There are no voting trusts or other agreements or understandings to which ITC or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of ITC or any of its Subsidiaries.

(d) The authorized capital stock of Merger Sub consists of 100 units of common membership interest (the “Merger Sub Common Units”). As of the date hereof, there were Merger Sub Common Units issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by ITC. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than ITC may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no Assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 3.04 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement by each of ITC and Merger Sub and of the Separation Agreement by ITC, does not, and the consummation of the Transactions by ITC and Merger Sub will not (with or without notice or lapse of time or both), subject to obtaining the ITC Shareholder Approval and the ITC Regulatory Approvals, (i) violate or conflict with any provision of the Organizational Documents of ITC or any of its Subsidiaries, (ii) violate or conflict with any Laws or Orders applicable to ITC or its Subsidiaries or any of their respective Assets, rights or properties or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Security Interest upon any of the material property or Assets of ITC or any of its Subsidiaries pursuant to any provisions of any Permit or Contract to which ITC or any of its Subsidiaries is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict or Security Interest that would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the HSR Act, (iii) the FERC Approvals, (iv) the rules and regulations of the NYSE, (v) any applicable state securities or blue sky Laws, (vi) the Non-FERC Approvals and (vii) the filing requirements in connection with the

Merger under the DLLCA (collectively, the “ITC Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Entergy in Section 2.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by ITC and Merger Sub, the performance by each of ITC and Merger Sub of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an ITC MAE (it being understood that references in this Agreement to “obtaining” such ITC Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 3.05 ITC SEC Filings; Financial Statements; Absence of Changes.

(a) ITC has timely filed or furnished all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2010 through the date hereof (the “ITC SEC Filings”). The ITC SEC Filings when filed or furnished with or to the SEC (or, if amended or supplemented, then as of the time of its most recent amendment or supplement (as applicable)) (i) complied in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of ITC is subject to the periodic reporting requirements of the Exchange Act.

(b) ITC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. ITC’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ITC in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to ITC’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and all such required certifications have been made. ITC’s management has completed an assessment of the effectiveness of ITC’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective.

(c) Each of the consolidated financial statements of ITC (including, in each case, any notes thereto) contained in the ITC SEC Filings was prepared in accordance with GAAP consistently applied throughout the periods covered (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and the absence of footnote disclosures and normal and recurring adjustments, which were not or are not expected to be, as applicable, material, individually or in the aggregate), and each presented fairly in all material respects the consolidated financial position and results of operations of ITC and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring adjustments, which were not or are not expected to be, as applicable, material, individually or in the aggregate).

(d) Except for matters reflected or reserved against on the consolidated balance sheet of ITC as of the end of the fiscal quarter ended on September 30, 2011, including the notes thereto, neither ITC nor any of its Subsidiaries have any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of ITC and its consolidated Subsidiaries or in the notes thereto, except for liabilities and obligations that (i) were incurred since September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have an ITC MAE.

(e) Since September 30, 2011 to the date hereof, (i) there has not occurred an ITC MAE and (ii) ITC has conducted its businesses in all material respects only in the ordinary course of business consistent with past practices and Good Utility Practice.

Section 3.06 Information to be Supplied.

(a) The information supplied or to be supplied by ITC for inclusion in the Entergy Filings or the ITC Filings to be filed with the SEC shall not, on the date of its filing or, in the case of the ITC Form S-4 or the TransCo Registration Statements, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement is mailed to the ITC Shareholders, at the time of the ITC Shareholder Meeting and on the Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that with respect to projected financial information provided by or on behalf of ITC, ITC represents only that such information was prepared in good faith by management of ITC on the basis of assumptions believed by such management to be reasonable as of the time made.

(b) All documents that ITC is responsible for filing with any Governmental Authority in connection with the Transactions will comply in all material respects with the provisions of all applicable Laws and Orders. All information supplied or to be supplied by ITC in any document, other than the Entergy Filings and the ITC Filings, which are addressed in Section 3.06(a), filed with any Governmental Authority in connection with the Transactions will be, at the time of filing, true and correct in all material respects.

Section 3.07 Voting Requirements; Approval; Board Approval.

(a) The affirmative vote of the holders of a majority of (i) votes entitled to be cast by the holders of the outstanding shares of ITC Common Stock to approve the MBCA Vote and the Charter Amendment and (ii) votes cast by the holders of the outstanding shares of ITC Common Stock to approve the ITC Stock Issuance, are collectively referred to herein as the “ITC Shareholder Approval” and are the only vote of any class or series of ITC’s capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions. The Board of Directors of ITC has resolved to recommend, subject to the terms of this Agreement, that the ITC Shareholders approve the ITC Stock Issuance, the MBCA Vote, the Charter Amendment and the other Transactions (the “ITC Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

(b) ITC, as the sole member of Merger Sub, has duly adopted this Agreement and approved the Transactions.

Section 3.08 Litigation. There is no pending Action and to the Knowledge of ITC, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against ITC or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, an ITC MAE. Other than an Order issued by FERC that affects or governs the rates, services or other utility operations of ITC, none of ITC or any of its Subsidiaries, or their respective Assets, rights and properties, is subject to any Order which would reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.09 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, the businesses of each of ITC and its Subsidiaries is being conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders. Since January 1, 2010, neither ITC nor any Subsidiary of ITC has received any written notice or, to the Knowledge of ITC, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

(b) ITC and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of its respective business as such business is currently being conducted (the “ITC Permits”), except where the failure to have any of the ITC Permits would not reasonably be expected to have, individually or in the aggregate, an ITC MAE. All ITC Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an ITC MAE. ITC is, and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such ITC Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

(c) Notwithstanding anything contained in Section 3.09(a), no representation or warranty shall be deemed to be made in Section 3.09(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters. Notwithstanding anything contained in Section 3.09(b), no representation or warranty shall be deemed to be made in Section 3.09(b) in respect of environmental matters.

Section 3.10 Contracts.

(a) Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 3.10(a) of the ITC Disclosure Letter, neither ITC, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which ITC or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of ITC or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any Contract, or a series of related Contracts, under which ITC or any of its Subsidiaries is liable for Indebtedness in excess of $50 million, individually or in the aggregate;

(v) any Contract that relates to collective bargaining or similar labor Contracts which cover any employees of ITC or its Affiliates; or

(vi) any material partnership, joint venture or similar Contract.

All Contracts of the type described in this Section 3.10(a) and any other such Contracts that may be entered into by ITC or any Subsidiary of ITC after the date hereof and prior to the Effective Time in accordance with Section 4.02 are referred to herein as “ITC Material Contracts”). As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all ITC Material Contracts have been provided to Entergy.

(b) Each ITC Material Contract is a legal, valid and binding obligation of, and enforceable against, ITC or any Subsidiary of ITC that is a party thereto, and, to the Knowledge of ITC, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, in each case subject to (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) rules of Law governing equitable remedies of specific performance, injunctive relief and other equitable remedies.

(c) ITC and each of its Subsidiaries which is a party to any ITC Material Contract is in compliance with all terms and requirements of each ITC Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by ITC or any of its Subsidiaries under any such ITC Material Contract, and, to the Knowledge of ITC, no other party to any ITC Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any ITC Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.11 Employees and Employee Benefits; Labor.

(a) Section 3.11(a) of the ITC Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable) that are sponsored, maintained or contributed to by ITC or any trade or business, whether or not incorporated, that together with ITC would be deemed a single employer under Section 4001(b) of ERISA (an “ITC ERISA Affiliate”) for the benefit of current or former employees or directors of ITC or any of its Subsidiaries (the “ITC Benefit Plans”).

(b) With respect to each ITC Benefit Plan, ITC has made available to Entergy complete copies of each of the following documents: (i) the ITC Benefit Plan (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, (iv) if the ITC Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof and (v) the most recent determination letter received from the IRS with respect to each ITC Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, each ITC Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code and ITC and each of its Subsidiaries and any ITC ERISA Affiliate has performed all material obligations required to be performed by it in connection with the ITC Benefit Plans. Each ITC Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification and, to the Knowledge of ITC, no event has occurred or condition exists that could reasonably be expected to result in the disqualification of such ITC Benefit Plan or the imposition of any material penalty or tax under ERISA or the Code.

(d) Other than routine claims for benefits, no liability under Title IV of ERISA has been incurred by ITC or any its Subsidiaries that has not been satisfied in full when due, and no condition exists that could reasonably be expected to result in a material liability to ITC or its Subsidiaries under Title IV of ERISA. Neither ITC, its Subsidiaries nor any ITC ERISA Affiliate contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to (on a contingent basis or otherwise), a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e) The consummation of the Merger will not (i) entitle any current or former employee or director of ITC or any of its Subsidiaries to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any such current or former employee or director.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, (i) there are no pending or, to the Knowledge of ITC, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the ITC Benefit Plans or otherwise involving any ITC Benefit Plan, (ii) to the Knowledge of ITC, no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of ITC, threatened.

(g) Neither ITC nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(h) No ITC Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of ITC or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of ITC or its Subsidiaries or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(i) Except as set forth in Section 3.11(i) of the ITC Disclosure Letter: (i) neither ITC nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of ITC or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of the employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three (3) years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of ITC or any of its Subsidiaries, threatened, and neither ITC nor any of its Subsidiaries has experienced any such labor controversy within the past three (3) years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of ITC or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of ITC or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create an ITC MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employee is pending or, to the Knowledge of ITC or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have an ITC MAE, (vii) neither ITC nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (viii) ITC and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 or other similar laws, except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, and (ix) neither ITC nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor has ITC or any of its Subsidiaries planned or announced any such action or program for the future.

Section 3.12 Title to Assets. Except as would not be reasonably likely to have, individually or in the aggregate, an ITC MAE, ITC and its Subsidiaries have good and valid title to, or valid leasehold interests in or valid right to use, all of their Assets, in each case as such Assets are currently being used, subject to no Security Interests, except for Permitted Encumbrances.

Section 3.13 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE:

(i) there is no pending or, to the Knowledge of ITC, threatened, claim, lawsuit, administrative proceeding, investigation or request for information against ITC or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials, and neither ITC nor any Subsidiary of ITC has received written notice from any Person or Governmental Authority alleging that ITC has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law or relating to Hazardous Materials, which violation or liability is unresolved, and to the Knowledge of ITC, there are no facts, events or circumstances that would reasonably be expected to result in any such claim, Lawsuit, administrative proceeding, investigation or request for information;

(ii) ITC and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and with all material permits, licenses and approvals required under Environmental Laws for the conduct of their businesses or the operation of their facilities as presently conducted or operated, and to the Knowledge of ITC, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent such businesses from complying with applicable Environmental Laws;

(iii) ITC and its Subsidiaries have all material permits, licenses and approvals required under Environmental Law for the operation of their businesses and the operation of their facilities, all such permits, licenses and approvals are in effect, and, to the Knowledge of ITC, there is no actual or alleged proceeding to revoke, modify or not renew any such permits, licenses and approvals and no reasonable basis for any such proceeding;

(iv) to the Knowledge of ITC, there has been no Release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by ITC or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that (A) would reasonably be expected to result in Liability to ITC or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of ITC or any of its Subsidiaries as currently conducted and as planned or (B) would require reporting, investigation, remediation, or other corrective or response action by ITC or any of its Subsidiaries under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or response action by ITC or any of its Subsidiaries; and

(v) neither ITC nor any of its Subsidiaries is party to any order, judgment or decree that imposes any obligations under any Environmental Law, and to the Knowledge of ITC, neither ITC nor any of its Subsidiaries has assumed or retained any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the business of ITC and its Subsidiaries.

(b) The representations and warranties set forth herein and in Sections 3.04, 3.05, 3.06 and 3.17 are ITC’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 3.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE:

(a) ITC and its Subsidiaries have paid or withheld all Taxes, including withholding Taxes, required to be paid or withheld by them;

(b) none of the Assets of ITC or any of its Subsidiaries is subject to any Security Interest for Taxes and no outstanding claims for Taxes have been asserted in writing with respect to ITC or any of its Subsidiaries;

(c) neither ITC nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was governed in whole or in part by Section 355 of the Code in the two (2) years prior to the date of this Agreement;

(d) except to the extent provided for in this Agreement, the Separation Agreement or the Ancillary Agreements or except as set forth on Section 3.14(d) of the ITC Disclosure Letter, in the one (1) year prior to the Agreement Date, ITC has not entered into nor been a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of ITC’s charter or bylaws or otherwise);

(e) neither ITC nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

(f) neither ITC nor any of its Subsidiaries owns, directly or indirectly, any Entergy Common Stock.

Section 3.15 Regulatory.

(a) Regulation as a Utility. Each of the Regulated Operating Subsidiaries is regulated as an independent transmission company and public utility by FERC, and (i) ITC Midwest is subject to specifically defined regulation as a public utility at the Missouri Public Service Commission in the State of Missouri and as a transmission company at the Minnesota Public Utilities Commission in the State of Minnesota, (ii) ITC Great Plains is subject to specifically defined regulation as a transmission-only public utility at the Kansas Corporation Commission and the Oklahoma Corporation Commission in the States of Kansas and Oklahoma, respectively, and (iii) each of ITC Transmission and METC is subject to specifically defined regulation as an independent transmission company at the Michigan Public Service Commission in the State of Michigan.

(b) Regulatory Proceedings. None of the Regulated Operating Subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, (i) is a party to any rate proceeding before a Governmental Authority with respect to rates charged by such Regulatory Operating Subsidiary other than in the ordinary course consistent with past practice, (ii) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known) or (iii) is a party to any contract with any Governmental Authority entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date of this Agreement or which, to the Knowledge of ITC, are as of the date of this Agreement scheduled to go into effect at a later time, except in the case of clauses (i) through (iii) that would not, individually or in the aggregate, reasonably be expected to have an ITC MAE.

(c) Utility Reports. All filings (other than immaterial filings) required to be made by ITC or any of the Regulated Operating Subsidiaries since January 1, 2009, with the FERC under the FPA or the Public Utility Holding Company Act of 2005, the Department of Energy and any applicable Commissions, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder, would not reasonably be expected to have, individually or in the aggregate, an ITC MAE.

Section 3.16 Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, an ITC MAE: (a) the business of ITC and its Subsidiaries as currently conducted by ITC and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party in any material respect and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by or to ITC or any of its Subsidiaries. ITC or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights, and own or have a right to use all other Intellectual Property Rights used in the business of ITC and its Subsidiaries as currently conducted (“ITC IP”). All applications and registrations for ITC IP are subsisting and unexpired and, to ITC Knowledge, valid and enforceable. ITC and its Subsidiaries take all reasonable actions to maintain and protect the ITC IP and the security, contents and operation of their material software and systems, and to ITC Knowledge, there have been no material violations of same within the last two (2) years.

Section 3.17 Insurance. ITC is insured under insurance policies, Contracts and self-insurance programs, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements, in such amounts, with such deductibles and against such risks and losses as are, in ITC’s judgment, reasonable for the business and Assets of ITC and its Subsidiaries. Except as would not be reasonably expected to have an ITC MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by ITC or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 3.18 Broker’s or Finder’s Fee. Except for J.P. Morgan Securities LLC and Barclays Capital Inc. (the fees and expenses of which will be the responsibility of ITC), neither ITC nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 3.19 Opinion of Financial Advisors. The Board of Directors of ITC has received (i) the opinion of J.P. Morgan Securities LLC, dated as of December 4, 2011, substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the aggregate Merger Consideration is fair to ITC from a financial point of view and (ii) the opinion of Barclays Capital Inc., dated December 4, 2011, substantially to the effect that, as of the date of such opinion and based on, and subject to, the limitations and assumptions set forth therein, the Exchange Ratio is fair to ITC from a financial point of view.

Section 3.20 Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an ITC MAE, ITC has good and valid and marketable title to all of the real property and interests in real property that are material to the businesses of each of ITC and its Subsidiaries, free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an ITC MAE, with respect to the rights in real property leases, subleases, licenses, easements, rights-of-way, servitudes and similar agreements that are material to the businesses of each of ITC and its Subsidiaries, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no default or breach on the part of any member of the ITC Group and to the Knowledge of ITC, on the part of any third party, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the ITC Group and to the Knowledge of ITC, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interest other than Permitted Encumbrances.

Section 3.21 No Other Representations or Warranties. ITC (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE ITC GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS (OR ANY SCHEDULES OR EXHIBITS HERETO OR THERETO), NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

ARTICLE IV

INTERIM OPERATING COVENANTS

Section 4.01 Conduct of Transmission Business Pending the Closing.

(a) Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), except as may be consented to in writing by ITC (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.01 of the Entergy Disclosure Letter, Entergy covenants and agrees that, with respect to its and its Subsidiaries’ operation of the Transmission Business, Entergy and each of its Subsidiaries shall conduct the Transmission Business only in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and Good Utility Practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Transmission Permits, to maintain all material Assets that would be Transmission Assets as of the Separation Time in accordance with Good Utility Practice, to preserve their relationships with Governmental Authorities, key TransCo Employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Transmission Permits of all Governmental Authorities applicable to them or the Transmission Business, provided, however, that no action by Entergy or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.01(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, neither Entergy nor any of its Subsidiaries shall take any action or cause any action to be taken which action (i) could cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (ii) would result in any failure to obtain the Ruling or that could cause any of the information or representations made in the Tax Documents to be untrue. Following the Agreement Date and prior to the earlier of the Effective Time and the Termination Date, Entergy and members of the Entergy Group will not enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Entergy’s charter or bylaws or otherwise).

(c) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and without limiting the generality of Section 4.01(a) or Section 4.01(b)), and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be agreed to in writing by ITC (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.01 of the Entergy Disclosure Letter, Entergy:

(i) shall not permit TransCo or any TransCo Sub to (x) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or limited liability company membership interests or (y) enter into any agreement with respect to the voting of its capital stock or limited liability company membership interests or purchase or otherwise acquire, directly or indirectly, any TransCo Equity Interests or TransCo Capital Stock;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any TransCo Equity Interests or TransCo Capital Stock or any of the capital stock or limited liability company membership interests of any TransCo Sub or issue or authorize or propose the issuance of any TransCo Capital Stock or any TransCo Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock or limited liability company membership interests of TransCo or any TransCo Sub;

(iii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets that are (or would otherwise be) Transmission Assets, including the capital stock of any Subsidiaries, except (A) transfers among TransCo and the TransCo Subs, (B) transfers among the TransCo Subs, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice and Good Utility Practice and (E) dispositions in amounts less than $10 million in the aggregate in any consecutive 12-month period;

(iv) except as made in connection with any transaction solely between TransCo and any TransCo Sub or between any TransCo Subs and except for the acquisition of Assets in the ordinary course of business and consistent with past practice and Good Utility Practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets that are (or would otherwise be) Transmission Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.02(g) or Section 6.03(g) or prevent the satisfaction of such conditions;

(v) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Liabilities that would be Excluded Liabilities and (B) Indebtedness pursuant to the Financings;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TransCo or the TransCo Subs, or enter into a letter of intent or agreement in principle with respect thereto, other than the Transactions;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP or FERC accounting requirements, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Tax Liability, or enter into any material Tax closing agreements, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax or (E) amend any material Tax Return, in each case with respect to the Transmission Assets or the Transmission Business; provided that if any of the actions enumerated above would reduce the tax basis of any Transmission Assets by an amount in the aggregate in excess of $10 million, such action shall be deemed to be material. For the avoidance of doubt and subject to other provisions in this Agreement, this provision does not apply to Entergy’s ability to elect to take or forego bonus depreciation as provided under Section 168(k)(2)(D)(iii) of the Code;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable Law, except to the extent necessary to produce the Audited Financial Statements;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Transmission Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of, grant any severance or termination pay or equity based compensation to, or loan or advance any money or other property to TransCo employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Entergy Group employees in the relevant jurisdictions, (B) in connection with the adoption or amendment of Transmission Benefit Plans (or other practices) that are applicable generally to Entergy Group employees in the relevant jurisdictions, or (C) as required (1) to comply with applicable Law, (2) to comply with any Collective Bargaining Agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Transmission Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Entergy or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(x) except as required by Law or any Collective Bargaining Agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the TransCo Material Contracts or enter into any Contract that if in effect on the date hereof would be a TransCo Material Contract, provided, however, that Entergy and its Subsidiaries may enter into any single contract covered by this subsection (x) in the ordinary course of business consistent with past practice with a value not exceeding $10 million, and provided, further, that for the avoidance of doubt, this subsection (x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by TransCo or the TransCo Subs pursuant to this Section 4.01(c);

(xi) shall not, and shall not permit any of its Subsidiaries that are engaged in the Transmission Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of the Transmission Businesses (it being understood that any settlements are governed by the provisions of subsection (xii)), except (A) as required by Law to obtain or renew Transmission Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes that would not be a Transmission Liability;

(xii) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any legal proceedings that (x) would be a Transmission Liability or (z) would restrict the operation of the Transmission Business, in each case other than payments or settlements (A) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, will be paid in full by Entergy prior to the Separation Time and only involves monetary damages or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiii) (A) to the extent permitted by applicable Law, shall, and shall cause its Subsidiaries to, on a reasonable basis, (1) discuss with ITC any material change in its or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting with respect to the Transmission Business from those in effect on the date of this Agreement or (2) consult with ITC prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to the Transmission Business matters described in Section 4.01(c)(xiii)(A)(1) (other than filings to implement rate changes in accordance with existing formula rates or any formula rate that governs the recovery of Transmission costs at retail) and (B) shall not make, or permit any Subsidiary to make, any filing to change its Transmission rates on file with the FERC or any other Commission that would, individually or in the aggregate, reasonably be expected to have a Transmission Business MAE. Notwithstanding the foregoing, neither Entergy nor any of its Subsidiaries shall be required to consult or have discussions with ITC prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any of the actions described in this subsection (xiii) concerning pass-through charges or Transmission charges in accordance with existing formula rates or (iii) making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to ordinary course changes in Entergy’s or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting with respect to the Transmission Business;

(xiv) shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such Party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels with respect to the Transmission Assets as is in effect on the date hereof;

(xv) (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which TransCo or any of its Subsidiaries would be liable for following the Closing that is not specifically set forth in Section 4.01(c)(xv) of the Entergy Disclosure Letter or that together with any other capital expenditures so incurred is in excess of $100 million in the aggregate in any consecutive twelve (12) month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any Assets of the Transmission Business and (B) shall, and shall cause its Subsidiaries to, use reasonable best efforts to make capital expenditures in accordance with the capital expenditures budget set forth in Section 4.01(c)(xv) of the Entergy Disclosure Letter, taking into account regulatory developments and factors outside of Entergy’s control;

(xvi) shall not, and shall not permit any of TransCo or the TransCo Subs to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly required by this Agreement or permitted under Article I of the Separation Agreement;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, including any Contract or action inconsistent with or contrary to the receipt of all necessary approvals from state and federal regulatory authorities to allow the Transmission Business to become a member of an Acceptable RTO;

(xviii) shall cause the System Agreement to be amended, and seek FERC approval of that amendment pursuant to Section 205 of the FPA, such that the System Agreement does not apply to ITC Group or the Transmission businesses of the ITC Group, does not direct Transmission functions to be performed by Entergy employees or business units and otherwise does not conflict with the FERC independence provisions applicable to the ITC Group, except that the System Agreement, as amended, may retain such provisions as may be necessary to allocate costs among the Entergy Subsidiaries in relation to the Transmission Business; and

(xix) shall not, and shall not permit any of its Subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, Entergy covenants and agrees to use reasonable best efforts to take all actions necessary to obtain any necessary regulatory approvals to effect prior to Closing the migration of the Transmission Business to a regional transmission organization (the

“RTO Migration”) that satisfies the criteria set forth in Section 4.01(d)(i) of the Entergy Disclosure Letter (an “Acceptable RTO”) and otherwise in accordance with the actions specified in Section 4.01(d)(ii) of the Entergy Disclosure Letter and to keep ITC apprised of the status of such RTO Migration and material developments with respect thereto, including promptly notifying ITC following any material communications with any Governmental Authority relating to the RTO Migration and providing ITC with a copy of any such written communications (if requested) to the extent not prohibited by the applicable Governmental Authority. Entergy will consult with ITC with respect to any proposal, condition or limitation that arises in such proceedings that could reasonably be expected to have a material and adverse financial or operational impact on TransCo or its Subsidiaries or any other member of the ITC Group after the Closing which impact was not expressly contemplated by Section 4.01(d)(ii) of the Entergy Disclosure Letter (an “RTO Adverse Impact”). Entergy will not take any action that would reasonably be expected to cause an RTO Adverse Impact without ITC’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed). In the event that ITC does not grant such consent, and Entergy determines it is necessary or appropriate to take such action nonetheless, the Parties shall negotiate for a period of thirty (30) calendar days to reach a mutually agreeable resolution with respect to such matter. If no such resolution is obtained, Entergy may take such specified action following the end of such thirty (30) day period, and, provided that Entergy has complied with the terms of this Section 4.01(d), ITC’s sole recourse with respect to such action shall be to terminate this Agreement pursuant to Section 7.01(k).

Section 4.02 Conduct of ITC Pending the Closing.

(a) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as may be consented to in writing by Entergy (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.02 of the ITC Disclosure Letter, ITC covenants and agrees that each of ITC and each of its Subsidiaries shall conduct its operations in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and Good Utility Practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing ITC Permits, to maintain rights and franchises, to maintain all material Assets of ITC, to preserve their relationships with Governmental Authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and ITC Permits of all Governmental Authorities applicable to them, provided, however, that no action by ITC or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.02(c) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, neither ITC nor any of its Subsidiaries shall take any action or cause any action to be taken which action could cause the Transactions to fail to qualify for the Intended Tax-Free Treatment. Following the Agreement Date and prior to the earlier of the Effective Time and the Termination Date, ITC and members of the ITC Group will not enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed

Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of ITC’s charter or bylaws or otherwise). Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, neither ITC nor any of its Subsidiaries shall acquire or own, directly or indirectly, any Entergy Common Stock. For the avoidance of doubt, this Section 4.02(b) shall not be deemed to require ITC to obtain a private letter ruling from the IRS in respect of the Tax treatment to be accorded to the Merger.

(c) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, (and without limiting the generality of Section 4.02(a) and Section 4.02(b)), and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be agreed to in writing by Entergy (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.02 of the ITC Disclosure Letter, ITC:

(i) shall not amend or otherwise change its Organizational Documents, except as expressly contemplated by this Agreement;

(ii) shall not (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) quarterly cash dividends not to exceed the amounts set forth in Section 4.02(c)(ii) of the ITC Disclosure Letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice, (2) dividends payable by a wholly owned Subsidiary of ITC to ITC or another wholly owned Subsidiary and (3) a Special Dividend in accordance with Section 1.03(e) or (B) enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any ITC Equity Interests (other than (x) in connection with a Share Repurchase in accordance with Section 1.03(e), (y) in connection with ITC’s dividend reinvestment plan or (z) repurchases of ITC Common Stock as contemplated by ITC’s Organizational Documents from market participants holding in excess of five percent (5%) of ITC’s voting capital stock);

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any of the capital stock of ITC Common Stock or any other ITC Equity Interest or issue or authorize or propose the issuance of any shares of ITC Common Stock or any ITC Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of ITC or any of its Subsidiaries, other than (A) in connection with the exercise of currently outstanding stock options and equity awards under existing ITC Benefit Plans or other grants of stock options and equity awards under existing ITC Benefit Plans made in the ordinary course consistent with past practice, provided, that neither the timing of vesting or payment or the amount of such equity awards shall be affected by the transactions contemplated by this Agreement and (B) pursuant to the Sales Agency Financing Agreement, provided, however, that, except as required by Law, in no event shall ITC issue any shares of ITC Common Stock for any period after the Estimation Date that are not reflected in the estimate of the number of shares of ITC Common Stock on a Fully Diluted Basis as provided for in Section 1.02;

(iv) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets, including the capital stock of any Subsidiaries, except (A) transfers among ITC and its wholly owned Subsidiaries, (B) transfers among ITC’s wholly owned Subsidiaries, (C) Permitted Encumbrances, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice and Good Utility Practice, (E) dispositions, pledges and/or encumbrances relating to Indebtedness referenced under Section 4.02(c)(vi) or (F) dispositions in amounts less than $50 million in the aggregate in any consecutive 12 month period;

(v) except as made in connection with any transaction solely between ITC and any of its Subsidiaries or between any ITC Subsidiaries and except for the acquisition of Assets in the ordinary course of business and consistent with past practice and Good Utility Practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets, if (A) the amount to be expended thereto (including the amount of any indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12 month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.02(g) and Section 6.03(g) or prevent the satisfaction of such condition;

(vi) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice, including as set forth in Section 4.02(c)(vi) of the ITC Disclosure Letter, (B) Indebtedness in connection with the transactions contemplated by the Financings, (C) Indebtedness incurred in connection with the ITC Financing or (D) Indebtedness refinanced or incurred to refinance any existing Indebtedness in the ordinary course of business and consistent with past practice, including as set forth in Section 4.02(c)(vi) of the ITC Disclosure Letter;

(vii) shall not, with respect to ITC, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ITC or enter into a letter of intent or agreement in principle with respect thereto, other than the Transactions;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, FERC, SEC rule or policy or applicable Law;

(ix) shall not, and shall not permit any of its Subsidiaries to adopt, amend or terminate any ITC Benefit Plan or increase the salaries, wage rates, target bonus opportunities or equity based compensation of any of its directors, officers or employees, in each case except (A) in the ordinary course of business consistent with past practice, (B) as applicable generally to ITC directors, officers or employees in the relevant jurisdictions or (C) as required (1) to comply with applicable Law, (2) by the terms of any ITC Benefit Plan in effect on the date hereof or (3) by the terms of any agreement of ITC or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement;

(x) except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the ITC Material Contracts or enter into any Contract that if in effect on the date hereof would be an ITC Material Contract, provided, however, that ITC and its Subsidiaries may enter into any single contract covered by this subsection (x) in the ordinary course of business consistent with past practice with a value not exceeding $10 million, and provided, further, that this subsection shall not apply to Contracts related to the ITC Financing and the ITC Midwest Financing;

(xi) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $5 million individually and $25 million in the aggregate in any consecutive 12-month period, (B) that have become due and payable prior to the date hereof or (C) in connection with regulatory proceedings before any Governmental Authorities (provided, however, that the exceptions set forth in clauses (A), (B) and (C) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xii) shall not, and shall not permit any of its Subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of their businesses (it being understood that any settlements are governed by the provisions of subsection (xi) above), except as required by Law to obtain or renew Permits or agreements in the ordinary course of business consistent with past practice;

(xiii) (A) to the extent permitted by applicable Law, shall, and shall cause its Subsidiaries to, on a reasonable basis, (1) discuss with Entergy any material change in its or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting from those in effect on the date of this Agreement or (2) consult with Entergy prior to making any material filing (or any amendment thereto) with FERC, or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto (other than filings to implement rate changes in accordance with existing formula rates) and (B) shall not make, or permit any Subsidiary to make, any filing to change its Transmission rates on file with the FERC or any other Commission that would, individually or in the aggregate, reasonably be expected to have an ITC MAE. Notwithstanding the foregoing, neither ITC nor any of its Subsidiaries shall be required to consult or have discussions with Entergy prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices, (ii) taking any of the actions described in this subsection (xiii) concerning pass-through charges or Transmission charges in accordance with existing formula rates or (iii) making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect to ordinary course changes in ITC’s or its Subsidiaries’ regulated Transmission rates or charges, standards of service or regulatory accounting;

(xiv) shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such Party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry and at substantially the same levels as are in effect on the date hereof;

(xv) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; and

(xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

ARTICLE V

COVENANTS

Section 5.01 Efforts to Close; Antitrust Clearance.

(a) Entergy and ITC each shall file with the FTC and the DOJ any notifications required to be filed pursuant to and in compliance with the HSR Act at such time as the Parties shall reasonably agree (but in no event later than June 30, 2012). Without limitation of Section 5.01(b) through Section 5.01(f) below, Entergy and ITC each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and Entergy and ITC shall each promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ.

(b) Subject to the terms of Section 3.10 of the Separation Agreement, each of Entergy and ITC shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, necessary joint applications and all other applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all

Entergy Regulatory Approvals and all ITC Regulatory Approvals. Each of Entergy and ITC shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction and which the Parties may reasonably deem appropriate and (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Entergy or ITC, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Transactions. The Parties shall jointly, and on an equal basis, coordinate the overall development of the positions taken and the regulatory action requested in such filings; provided, that ITC shall have primary responsibility for the preparation and filing of applications with FERC and negotiations related thereto, and Entergy shall have primary responsibility for the preparation and filing of applications for the Non-FERC Approvals and negotiations with the applicable Commissions related thereto, in each case in accordance with the negotiating positions and strategies mutually agreed to by the Parties. In connection with any material communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the Transactions, or any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Entergy Regulatory Approvals and all ITC Regulatory Approvals, and without limiting the generality of the foregoing, the Parties will use reasonable best efforts to: (i) inform the other in advance of any such communication, meeting, or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) consult and cooperate with one another and, to the extent reasonably practicable, permit the other Party or its counsel to review in advance any proposed written communication by such Party to any Governmental Authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the FPA, any state or local utility Commission or any other regulatory Laws in connection with the Transactions; (iii) arrange for Representatives of the other Party (to the extent requested by the other Party) to participate to the extent reasonably practicable in any such communications, meetings, or other contacts; (iv) notify the other Party of any oral communications with any Governmental Authority relating to any of the foregoing; and (v) provide the other Party with copies of all written communications with any Governmental Authority relating to any of the foregoing.

(c) Each of Entergy and ITC shall use its reasonable best efforts to (i) give the other Party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Party informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. In connection with the Entergy Regulatory Approvals and ITC Regulatory Approvals, ITC shall not settle any Action or enter into any consent or order without the consent of Entergy, such consent not to unreasonably be withheld, conditioned or delayed. In connection with the Entergy Regulatory Approvals and ITC Regulatory Approvals, Entergy shall not settle any Action or enter into any consent or order without the consent of ITC, such consent not to be unreasonably be withheld, conditioned or delayed.

(d) Subject to the conditions and upon the terms of this Agreement, each of Entergy and ITC shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Transactions; provided, however, that the level of efforts of Entergy and TransCo required to be utilized in connection with the TransCo Transfer (including those with respect to any Governmental Authorities (except those related to the Entergy Regulatory Approvals or the ITC Regulatory Approvals) or any third-party consents) shall be set forth in the Separation Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each Party to this Agreement shall (i) reasonably cooperate with the other Party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such Party in connection with the Transactions, (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Authority) required to be obtained from Governmental Authorities and parties to any material Contractual obligation required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions, including the Entergy Regulatory Approvals and the ITC Regulatory Approvals and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Transactions; provided, that in no event shall a Party be required to take or agree to any actions that would reasonably be expected to result in an ITC Burdensome Condition or an Entergy Burdensome Condition.

(e) Subject to the terms and conditions of Article II of the Separation Agreement, Entergy, TransCo and ITC shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in connection with the preparation of all documents (including all necessary property schedules) and the making of all filings required in connection with the ITC Financing and the Financings and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the ITC Financing and the Financings and the other transactions contemplated therewith. Without limiting the generality of the foregoing and subject to Section 2.04 of the Separation Agreement, each of Entergy, TransCo and ITC, shall, and shall cause their respective Subsidiaries to, use their respective commercially reasonable efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows”, sessions with rating agencies and meetings with analysts in connection with the syndication or marketing of the ITC Financings and the Financings, (ii) preparing business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by Entergy or ITC, after consultation with the other Party, to be used in connection with consummating the ITC Financing and the Financings, (iii) executing and delivering all documents and instruments reasonably necessary thereto, including any underwriting or placement agreements, pledge and security documents (with respect to any TransCo Sub only), other definitive financing documents, including any intercreditor or indemnity agreements, or other requested certificates, documents, legal opinions or negative assurance letters in customary form, as may be reasonably required, (iv) disclosing the ITC Financing and the Financings, as reasonably appropriate, in the ITC SEC Filings and Entergy SEC Filings to be prepared pursuant to Section 5.05, (v) amending or seeking Consents with respect to any currently outstanding Indebtedness of any of the Parties that are reasonably necessary to effectuate the ITC Financing and the Financings, provided, however, that the payment of fees and expenses in connection with amendments or Consents for Indebtedness of the Entergy Group will be the obligation of Entergy and fees and expenses in connection with amendments or Consents for Indebtedness of the ITC Group (excluding the TransCo Group) will be the obligation of ITC, (vi) taking all other actions reasonably necessary in connection with the ITC Financing and the Financings, including any such actions required to permit the assumption by the Surviving Company of the TransCo Securities at the Effective Time and (vii) at the election of ITC, arranging for a revolving credit facility or facilities to be in place at TransCo and/or one or more of the TransCo Subs as of the Closing, under which borrowings would not be permitted until after the consummation of the Merger, and taking such other actions as requested by ITC and reasonably necessary in connection therewith; provided, however, that nothing in this Section 5.01(e) shall require Entergy or any other member of the Entergy Group to (w) pledge or otherwise encumber any Excluded Assets or pledge or otherwise encumber the equity interests of TransCo or any TransCo Sub prior to the Separation Time or (x) provide any guarantee, surety, indemnification or otherwise incur any Liability with respect to the TransCo Securities or the TransCo Subs Financings after the Effective Time (other than payment of fees or expenses incurred prior to that date); provided, further, that nothing in this Section 5.01(e) shall require ITC or any other member of the ITC Group to (y) pledge or otherwise encumber any Assets (other than the Transmission Assets) or pledge or otherwise encumber the equity interests of any entity other than TransCo or any TransCo Sub or (z) provide any guarantee, surety, indemnification or otherwise incur any Liability with respect to the TransCo Securities or the TransCo Subs Financings prior to the Effective Time. Entergy and TransCo shall, and shall cause each Utility OpCo to, use all reasonable best efforts to cause Deloitte & Touche LLP, the independent auditors of Entergy, TransCo and each Utility OpCo, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of Entergy, TransCo and the TransCo Subs needed in connection with the ITC Financing and the Financings in form and substance reasonably satisfactory to ITC and customary in scope and substance for letters delivered by independent public accountants in an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document). Entergy agrees to allow ITC’s accounting representatives the opportunity to review any such financial statements required in connection therewith and to allow such representatives reasonable access to the records of Entergy, TransCo and each Utility OpCo and supporting documentation with respect to the preparation of such financial statements; provided, however, that such access shall not include any right to review the working papers of the independent auditors of Entergy and its Subsidiaries. Entergy shall use its reasonable best efforts to cause Deloitte & Touche LLP to participate in the preparation of any pro forma financial statements necessary or desirable for inclusion in, or incorporation by reference into, the ITC Form S-4 and for use in connection with the ITC Financing.

(f) Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require Entergy or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval, that includes terms or conditions that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of TransCo and its Subsidiaries or the Utility OpCos (provided, however, that for purposes of determining whether a material adverse effect has occurred, the Utility OpCos shall be deemed to be a consolidated group of entities of the size and scale of TransCo and its Subsidiaries) (an “Entergy Burdensome Condition”). ITC shall not, and shall not permit its Subsidiaries, to agree with any Governmental Authority or other Person to any term or condition to any Regulatory Approval without the prior written consent of Entergy that would adversely impact any member of the Entergy Group after the Closing.

(g) Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require ITC or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval that includes terms or conditions, if the terms and conditions of or to the Regulatory Approvals would reasonably be expected to (i) (x) with respect to the Non-FERC Approvals, have a material and adverse impact on the value, financial condition or credit quality of TransCo and its Subsidiaries, taken as a whole, relative to the value, financial condition or credit quality of TransCo and its Subsidiaries, taken as a whole, if no such terms and conditions to the Regulatory Approvals were agreed, accepted, imposed or ordered (provided, however, that for purposes of determining any such material and adverse impact, any impact on ITC and its Subsidiaries shall be deemed to be an impact on TransCo and its Subsidiaries) or (y) with respect to the FERC Approvals, result in a return on equity, target capital structure, formula rate structure and other rate elements for the TransCo Group that, when taken as a whole, would be materially less favorable to TransCo and its Subsidiaries than those requested in the applications therefor filed pursuant to Section 5.01(b) or (ii) result in a determination that any member of the ITC Group (x) shall no longer (or in the case of the TransCo and its Subsidiaries, shall not) be deemed independent by FERC or (y) shall be subject to regulation by any state or local Commission (other than to the extent any such regulation relates to customary electric transmission facility franchise or siting matters within the jurisdiction of such Commission) (each an “ITC Burdensome Condition”). Entergy shall not, and shall not permit its Subsidiaries, to agree with any Governmental Authority or other Person to any term or condition to any Regulatory Approval without the prior written consent of ITC that would adversely impact any member of the ITC Group (including TransCo and the TransCo Subs) after the Closing.

(h) To the extent that any Regulatory Approvals include terms and conditions that will result in the incurrence of costs (including by the Utility OpCos) in order to comply with such terms and conditions but which are not sufficiently significant to result in the occurrence of an Entergy Burdensome Condition or an ITC Burdensome Condition, it is agreed by the Parties that the Entergy Group and the ITC Group shall share such costs equally, and any true-up required between the Parties to effect this allocation (including a possible adjustment to the Special Dividend or an increase in the Transaction Maximum Principal Amount) shall be made in a tax efficient manner, subject to regulatory approvals.

Section 5.02 Public Announcements. Except with respect to an ITC Change of Recommendation, Entergy and ITC agree that, from the date of this Agreement through the Closing Date, no release or announcement concerning this Agreement, the Other Transaction Agreements or the Transactions shall be issued by ITC or Entergy without the prior written consent of Entergy or ITC, respectively (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement (i) may be required by applicable Law or the regulations of any applicable securities exchange or (ii) is consistent with previous press releases, public disclosures or public statements made jointly by the Parties or in investor conference calls, SEC filings, Q&As or other documents approved by the Parties.

Section 5.03 Financial Statements.

(a) Entergy shall use reasonable best efforts to, as promptly as practicable after the date hereof and no later than June 30, 2012, provide ITC with (i) the audited combined financial statements of the Transmission Business, including the combined balance sheets (or other comparable statements as permitted under applicable securities Law) of the Transmission Business as of December 31, 2010 and December 31, 2011, and the combined statements of income (or statements of revenues and direct expenses, or other comparable statements as permitted under applicable securities Law), equity and cash flows (or other comparable statements as permitted under applicable securities Law) of the Transmission Business for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (collectively, the “Audited Financial Statements”) and (ii) the unaudited combined financial statements of the Transmission Business for applicable interim periods required for SEC filings, including to the extent required for SEC filings or the Financings or ITC Financing, for the periods ended March 31, 2010, June 30, 2010, September 30, 2010, March 31, 2011, June 30, 2011, September 30, 2011 and March 31, 2012, in each case together with the notes thereto if and to the extent that notes are required for SEC filings or the Financings or ITC Financing and, in the case of the Audited Financial Statements, a report of the independent accountants for the Transmission Business, prepared from the books and records of Entergy and in accordance with GAAP (with no exception or qualification thereto) applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X and Regulation S-K under the Exchange Act and the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and which present fairly in all material respects the combined financial position and combined results of operations of the Transmission Business as of the dates and for the periods shown therein.

(b) After June 30, 2012, Entergy shall use reasonable best efforts to, as promptly as practicable and no later than forty-five (45) calendar days after the end of any fiscal quarter or ninety (90) calendar days after the end of any fiscal year, prepare and furnish to ITC copies of combined financial statements of the Transmission Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, if and to the extent that notes are required for SEC filings or the Financings or ITC Financing, and prepared from the books and records of Entergy and in accordance with GAAP (with no exception or qualification thereto except that notes to quarterly Transmission Business financial statements shall only be prepared and furnished if necessary for SEC filings or the Financings or ITC Financing) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC to the extent required for SEC filings or the Financings or ITC Financing, including the requirements of Regulation S-X and Regulation S-K under the Exchange Act and the Securities Act and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and, in the case of the combined financial statements of the Transmission Business for any fiscal year, shall be accompanied by a report of the independent accountants for the Transmission Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined results of operations of the Transmission Business as of the dates and for the periods shown therein. Entergy acknowledges that ITC’s ability to comply with its obligations under Section 5.05 depend, in part, on Entergy’s timely compliance with this Section 5.03, and therefore ITC shall be afforded a reasonable period to comply with such obligations based upon the timing of Entergy providing the financial statements herein contemplated.

(c) In connection with the production of the Audited Financial Statements and as promptly as practicable after the date of this Agreement and no later than when the Audited Financial Statements are delivered, the accounting firm preparing the Audited Financial Statements shall conduct a review of the Rate Base Statement. The terms of any review shall be mutually agreed by Entergy and ITC each acting reasonably. Any costs associated with the review of the Rate Base Statement shall be borne and paid by ITC.

Section 5.04 Access. From the date hereof to the earlier of the Effective Time or the Termination Date, to the extent permitted by Law, each of Entergy and ITC shall allow all designated Representatives of Entergy or ITC, as the case may be, access at reasonable times upon reasonable notice and in a manner as shall not adversely impact the conduct of the business of either Party or the Transmission Business in any material respect to the personnel, books and records, files, correspondence, audits and properties (except as related to Taxes), as well as to all information relating to commitments, Contracts, titles, insurance, operational data, results of operations, and financial position, or otherwise pertaining primarily to the business and affairs of the Transmission Business and ITC and its Subsidiaries, as the case may be; provided, however, that (i) no investigation pursuant to this Section 5.04 shall modify or qualify any representation or warranty given by any Party hereunder and (ii) notwithstanding the provision of information or investigation by any Party, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party shall be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (B) no Party shall be required to provide access to any of its properties if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other onsite environmental investigation or study but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing), without that Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions in clauses (A) and (B) of the preceding sentence apply. Each of Entergy and ITC agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the Transactions and operation of the Transmission Business. The Parties hereby agree that the Confidentiality Agreements shall govern all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Transactions.

Section 5.05 Preparation of SEC Filings.

(a) As promptly as practicable following the provision of the Audited Financial Statements contemplated by Section 5.03, to the extent such filings are required by applicable Law, Entergy and ITC shall jointly prepare, and (i) ITC shall file with the SEC a registration statement on Form S-4 (together with any amendments, prospectuses or supplements thereto, the “ITC Form S-4”) to register the shares of ITC Common Stock to be issued in the Merger, and a proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the ITC Shareholder Approval, (ii) TransCo shall file with the SEC a registration statement on Form 10/S-4 or a registration statement on Form S-1/S-4, as applicable (either, and together with any amendments, supplements, prospectus or information statements thereto, the “TransCo Registration Statements”) to register the TransCo Common Units to be distributed in the Distribution, (iii) promptly after the ITC Form S-4 and the TransCo Registration Statements have been declared effective, Entergy shall file with the SEC a Schedule TO (together with any amendments thereto, the “Schedule TO”) if Entergy elects to effect the Distribution in whole or in part by means of an Exchange Offer and (iv) the Parties shall file such other appropriate documents with the SEC as may be applicable.

(b) Each of Entergy and ITC shall use their reasonable best efforts to have the TransCo Registration Statements, the ITC Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. ITC shall use its reasonable best efforts to cause the Proxy Statement to be mailed to ITC’s shareholders on a date mutually agreed after the TransCo Registration Statements and the ITC Form S-4 are declared effective under the Securities Act.

(c) Entergy shall furnish all information concerning Entergy and TransCo, and ITC shall furnish all information concerning ITC and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the ITC Form S-4, the TransCo Registration Statements and the Schedule TO. No filing of, or amendment or supplement to, the Proxy Statement or the ITC Form S-4 shall be made by ITC, no filing of, or amendment or supplement to, the TransCo Registration Statements shall be made by TransCo and no filing of, or amendment or supplement to, the Schedule TO shall be made by Entergy, in each case without providing the other Parties a reasonable opportunity to review and comment thereon.

(d) If at any time prior to the Effective Time any information relating to Entergy or ITC or any of their respective Affiliates, officers or directors should be discovered by Entergy or ITC which should be set forth in an amendment or supplement to any of the Proxy Statement, the ITC Form S-4, the TransCo Registration Statements or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders.

(e) The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the ITC Form S-4, the TransCo Registration Statements or the Schedule TO or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall give the other Parties a reasonable opportunity to review and comment on any proposed response or compliance with any such request and thereafter shall respond as promptly as practicable to any such comments or requests.

Section 5.06 ITC Shareholder Meeting.

(a) As promptly as practicable following the provision of the Audited Financial Statements contemplated by Section 5.03 and the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement, in compliance with applicable Law, ITC shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “ITC Shareholder Meeting”) for purposes which shall include obtaining the ITC Shareholder Approval. ITC may adjourn or postpone the ITC Shareholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that it determines in good faith is required by applicable Law is disseminated, (ii) if, as of the date and time on which the ITC Shareholder Meeting is originally scheduled to be held, there are insufficient shares of ITC Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the ITC Shareholder Meeting or (iii) if, as of the date and time on which the ITC Shareholder Meeting is originally scheduled to be held, postponing or adjourning of the ITC Shareholder Meeting is necessary to enable ITC to solicit additional proxies if there are not sufficient votes in favor of the ITC Shareholder Approval.

(b) Subject to Section 5.07, the Board of Directors of ITC shall recommend that ITC’s shareholders give the ITC Shareholder Approval, and such recommendation shall be set forth in the Proxy Statement.

Section 5.07 No Solicitation by ITC.

(a) ITC agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any ITC Takeover Proposal, (ii) furnish any nonpublic information regarding ITC or any of its Subsidiaries to any Person (other than Entergy) in connection with or in response to an ITC Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Entergy) with respect to any ITC Takeover Proposal, (iv) approve, endorse or recommend any ITC Takeover Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any ITC Takeover Transaction (except as contemplated by Section 7.01(h)); provided, however, that this Section 5.07 shall not prohibit (A) ITC, or the Board of Directors of ITC, directly or indirectly through any officer, employee or Representative, prior to the receipt of the ITC Shareholder Approval, from furnishing nonpublic information regarding ITC or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide written ITC Takeover Proposal that the Board of Directors of ITC concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably likely to lead to an ITC Superior Proposal if (1) the Board of Directors of ITC concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such ITC Takeover Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its duties under applicable Laws, (2) such ITC Takeover Proposal did not result from a material breach of this Section 5.07(a), (3) ITC gives to Entergy the notice required by Section 5.07(b) and (4) ITC furnishes any nonpublic information provided to the maker of the ITC Takeover Proposal only pursuant to a confidentiality agreement between ITC and such Person on terms no less favorable to ITC than the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not in any way restrict ITC from complying with its disclosure obligations under this Agreement, including with respect to such proposal), and such furnished information is delivered to Entergy at substantially the same time (to the extent such information has not been previously furnished or made available by ITC to Entergy) or (B) ITC from taking and disclosing to the ITC Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any ITC Takeover Proposal, provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement and in no event shall ITC or the Board of Directors of ITC or a committee thereof take any action that would constitute an ITC Change of Recommendation in respect of an ITC Takeover Proposal other than in compliance with Section 5.07(d).

(b) ITC shall promptly, and in no event later than twenty-four (24) hours after its receipt of any ITC Takeover Proposal, or any first request for nonpublic information relating to ITC or any Subsidiaries in connection with an ITC Takeover Proposal, advise Entergy orally and in writing of such ITC Takeover Proposal or request, and, (x) if it is in writing, a copy of such ITC Takeover Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary of any such ITC Takeover Proposal that is made or submitted by any Person during the period between the date hereof and the Closing. ITC shall (i) keep Entergy informed in all material respects on a prompt basis with respect to any change to the status or material terms of any such ITC Takeover Proposal (and in no event later than twenty-four (24) hours following any such change) and (ii) provide to Entergy as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to ITC from any third party in connection with any ITC Takeover Proposal or sent or provided by ITC to any third party in connection with any ITC Takeover Proposal.

(c) Upon the execution of this Agreement, ITC shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between ITC or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Entergy) that relate to any ITC Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to ITC or to destroy all confidential information of ITC and its Subsidiaries. ITC agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any third party from, the confidentiality and standstill provisions of any agreement to which ITC or any of its Subsidiaries is or may become a party.

(d) Except as contemplated by this Section 5.07(d), neither the Board of Directors of ITC nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify the ITC Recommendation in a manner adverse to Entergy, (B) make any other public statement in connection with the ITC Shareholder Meeting or this Agreement, the Other Transaction Agreements or any of the transactions contemplated hereby or thereby inconsistent with the ITC Recommendation, (C) approve, adopt or recommend any ITC Takeover Proposal or (D) fail to reaffirm or re-publish the ITC Recommendation within ten (10) Business Days of being requested by Entergy to do so (provided, however, that Entergy shall not be entitled to request such a reaffirmation or re-publishing more than one (1) time with respect to any single ITC Takeover Proposal other than in connection with an amendment to the financial terms of such ITC Takeover Proposal or any other material amendment to such ITC Takeover Proposal) (each such action set forth in clauses (A) through (D) above being an “ITC Change of Recommendation”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the confidentiality agreement referred to in Section 5.07(a)) or any tender offer providing for, with respect to, or in connection with any ITC Takeover Proposal. Notwithstanding anything else to the contrary in this Section 5.07, the Board of Directors of ITC may at any time prior to receipt of the ITC Shareholder Approval (i) make an ITC Change of Recommendation and (ii) terminate this Agreement pursuant to Section 7.01(h), if (and only if) (A) an ITC Takeover Proposal is made to ITC by a third party, and such offer is not withdrawn, (B) the Board of Directors of ITC determines in good faith after consultation with its financial advisors that such offer constitutes an ITC Superior Proposal, (C) following consultation with outside legal counsel, the Board of Directors of ITC determines that the failure to make an ITC Change of Recommendation, or to terminate this Agreement pursuant to Section 7.01(h) of this Agreement, would be reasonably likely to be inconsistent with the exercise of its duties under applicable Laws and (D) the Board of Directors of ITC has provided to Entergy five (5) Business Days prior written notice of its intent to effect an ITC Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the ITC Change of Recommendation) and, if requested by Entergy, negotiated in good faith with Entergy during such five (5) Business Day period regarding revisions to this Agreement proposed by Entergy. The Board of Directors of ITC may not make an ITC Change of Recommendation in a manner adverse to Entergy except in compliance in all respects with this Section 5.07(d); provided, however, that a public disclosure by ITC or the Board of Directors of ITC or any committee thereof limited to a factual description of information that ITC or the Board of Directors in its respective reasonable judgment determines is required to be disclosed by applicable Law shall not constitute an ITC Change of Recommendation and shall not be prohibited by this Section 5.07(d). For the avoidance of doubt, a change of the ITC Recommendation to “neutral” is an ITC Change of Recommendation.

(e) As used in this Agreement:

(i) “ITC Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) relating to any ITC Takeover Transaction;

(ii) “ITC Takeover Transaction” shall mean any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving ITC other than the Transactions; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing fifteen percent (15%) or more of any class of equity securities of ITC; (c) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for fifteen percent (15%) or more of the consolidated net revenues, net income or Assets of ITC and its Subsidiaries, taken as a whole; or (d) any liquidation or dissolution of ITC or any of its Subsidiaries; and

(iii) “ITC Superior Proposal” shall mean an ITC Takeover Proposal to acquire at least a majority of the outstanding equity securities or assets of ITC on terms that the Board of Directors of ITC determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable, from a financial point of view, to ITC’s shareholders than the Transactions (including any proposed modifications to the Transactions which are committed to in writing by Entergy) and is reasonably likely to be consummated, taking into account all factors deemed relevant by the ITC Board of Directors, which may include (a) all financial considerations and financial aspects of such ITC Takeover Proposal and the Transactions, (b) all strategic considerations, including whether such ITC Takeover Proposal is more favorable from a long-term strategic standpoint, (c) all legal and regulatory considerations of such ITC Takeover Proposal and the Merger and other Transactions, (d) the identity of the third party making such ITC Takeover Proposal, (e) the conditions and likelihood of completion of such ITC Takeover Proposal as compared to the Merger and other Transactions (taking into account any necessary regulatory approvals), (f) whether such ITC Takeover Proposal is likely to impose material obligations on ITC (or the post-closing entity in which ITC’s shareholders will hold securities) in connection with obtaining necessary regulatory approvals, (g) whether such ITC Takeover Proposal is subject to a financing condition and the likelihood of such ITC Takeover Proposal being financed and (h) the payment of any ITC Termination Fee, if relevant.

Section 5.08 No Solicitation by Entergy of Transmission Business. Entergy agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries, proposals or offers from any Person relating to, (ii) furnish any nonpublic information to any Person (other than ITC) regarding, (iii) engage or participate in any discussions or negotiations with any Person (other than ITC) with respect to, (iv) approve, endorse or recommend any action relating to or (v) enter into any letter of intent, agreement in principle or other agreement providing for, in each case, any purchase, transfer or other disposition of all or any part of the Transmission Business, any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution, or similar transaction involving the Transmission Business, or the sale of all or any part of the Assets of the Transmission Business (other than Assets sold in accordance with Section 4.01(c)).

Section 5.09 NYSE Listing. ITC shall use its reasonable best efforts to cause the shares of ITC Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Section 5.10 Required Amendments. The Parties shall cooperate and negotiate in good faith with respect to any amendment to this Agreement or the Other Transaction Agreements reasonably requested by a Party in order to enable its counsel to deliver the written opinion(s) contemplated by Section 6.02 or Section 6.03 of this Agreement or for Entergy to obtain the Ruling, as the case may be (any such amendment, a “Proposed Amendment”). Neither Party shall withhold its consent to a Proposed Amendment that (i) does not result in any change in the Merger Consideration (except as otherwise contemplated by this Agreement), (ii) is not adverse to the interests of any Party and (iii) does not unreasonably impede or delay consummation of the Transactions in any material respect. Any Proposed Amendment that the Parties consent to shall be reflected through the execution of appropriate written amendments to the applicable agreement.

Section 5.11 [Intentionally omitted]

Section 5.12 ITC Guarantee; Indemnification. Following the Effective Time, ITC unconditionally, absolutely and irrevocably guarantees to Entergy the prompt payment, in full, when due, of any payment obligations of TransCo or the TransCo Subs under the Separation Agreement and the Ancillary Agreements after the Closing and the prompt performance, when due, of all other obligations of TransCo or any TransCo Sub under the Separation Agreement and the Ancillary Agreements after the Closing. ITC’s obligations to Entergy under this Section 5.12 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and ITC hereby expressly waives to the extent permitted by Law, any defense to its obligations under this Section 5.12 any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation, any right to require or claim that Entergy seek recovery directly from TransCo or a TransCo Sub in respect of the Guaranteed Obligations. Notwithstanding the foregoing, ITC reserves to itself all rights, setoff, counterclaims and other defenses to which the TransCo Group may be entitled to arising from or out of the Separation Agreement and the Ancillary Agreements or otherwise, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of TransCo or any TransCo Sub.

Section 5.13 Non-Opposition. After the FERC Construct is initially set in the FERC Approvals, and for a period of five (5) years after the Closing Date, Entergy shall not (and shall cause its Affiliates not to), oppose, contest, challenge or file any complaint before FERC or the Commissions regarding, or take (publicly or otherwise) any position with any third Person adverse to, the FERC Construct, unless (i) required by a Governmental Authority pursuant to applicable Law, (ii) unanimously directed by the ERSC or (iii) requested in writing by an act of the commissioners of any Entergy Retail Regulator. After the FERC Construct is initially set in the FERC Approvals, and for a period of five (5) years after the Closing Date, Entergy shall not (and shall cause its Affiliates not to) publicly oppose, contest or challenge, with any third Person, the plan of TransCo or ITC, approved by the Acceptable RTO of which the Transmission Business will become a member, for anticipated capital expenditures that are included in the capital expenditure plan as described in Section 5.13 of the ITC Disclosure Letter, and recovery thereon, through the FERC Construct, unless and to the extent (i) required by a Governmental Authority pursuant to applicable Law, (ii) such plan is opposed by all of the members of the ERSC or (iii) requested in writing by an act of the commissioners of any Entergy Retail Regulator, provided, however, that this prohibition does not apply to the extent that TransCo or ITC departs from such plan in any material respect.

Section 5.14 Disclosure Controls. Each of ITC and Entergy shall use all commercially reasonable efforts to enable ITC to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information relating to the Surviving Company is timely made known to the management of the Surviving Company by others within the entities constituting the Surviving Company, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of TransCo and the TransCo Subs with ITC’s financial reporting systems following the Effective Time and (iii) otherwise enable the Surviving Company to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.

Section 5.15 Tax Matters.

(a) As soon as reasonably practicable after the date of this Agreement, Entergy shall submit to the IRS the Ruling Request for the Ruling. The initial Ruling Request and any supplemental materials submitted to the IRS relating thereto (each, an “IRS Submission”) shall be prepared by Entergy in consultation with ITC, and, at ITC’s request, ITC shall be a party to the Ruling. In addition, Entergy shall, to the extent reasonably practicable, provide ITC with an opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the IRS; provided, however, that Entergy need not provide ITC with an opportunity to comment on a given IRS Submission if Entergy has reasonably determined that an adverse effect would result from delaying such IRS Submission and ITC fails to provide Entergy with comments on such IRS Submission within three (3) Business Days of receipt thereof by ITC.

(b) Entergy shall provide ITC with copies of each IRS Submission as filed with the IRS promptly following the filing thereof. Each of Entergy and TransCo agrees to use reasonable best efforts to obtain the Ruling and the other rulings set forth in the Ruling Request, including providing such appropriate information and representations as the IRS shall require in connection with the Ruling Request and any IRS Submissions, and ITC shall reasonably cooperate with Entergy and TransCo in obtaining such rulings; provided, however, that neither Entergy nor ITC shall be required to modify the corporate structuring steps of the Transactions if to do so would alter the economic arrangement of the Parties as set forth in this Agreement and the Separation Agreement. Solely for the avoidance of doubt, nothing in this Section 5.15(b) shall provide grounds for Entergy, TransCo, or ITC to alter any obligation or limitation imposed upon it under this Agreement or the Other Transaction Agreements.

(c) Each of Entergy and TransCo agrees to use reasonable best efforts to obtain the Tax Opinion, and ITC shall reasonably cooperate with Entergy and TransCo in obtaining such opinion; provided, however, that neither Entergy nor ITC shall be required to modify the corporate structuring steps of the Transactions if to do so would alter the economic arrangement of the Parties as set forth in this Agreement and the Separation Agreement. In rendering the Tax Opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) ITC and Merger Sub and (B) Entergy; provided, however, that Entergy shall not make any representation that will affect either TransCo or ITC on or after the date of the Distribution without the prior written consent of ITC.

(d) Except as specifically provided in this Agreement, all matters related to the Ruling, Ruling Request and IRS Submissions are governed solely by this Section 5.15.

Section 5.16 Alternative Transaction Structures. Notwithstanding any other provisions of this Agreement, the Parties may mutually agree that an alternative transaction structure is preferable with respect to certain aspects of this Transaction, in which case the Parties shall work together in good faith to negotiate a definitive transaction agreement that reflects such mutually agreed alternative structure. Without limiting the express rights of the Parties contained in this Agreement (including the conditions precedent and termination rights hereunder), Entergy and ITC agree to reasonably cooperate in good faith in the consideration and implementation of alternative structures in the event that any particular Non-FERC Approvals are not obtained (or not obtainable on terms and conditions acceptable to the Parties as contemplated by the provisions of this Agreement); provided, however, that no Party shall be required to take any action pursuant to this Section 5.16 if the other Party or Parties is in material breach of this Agreement or any Other Transaction Agreement.

ARTICLE VI

CONDITIONS

Section 6.01 Joint Conditions. The respective obligations of each of Entergy, TransCo, Merger Sub and ITC to effect the Merger are subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a) no temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court of competent jurisdiction preventing consummation of the Merger or the Transactions shall have been issued and remain in effect;

(b) the TransCo Transfer and the Distribution shall have occurred;

(c) the ITC Shareholder Approval shall have been obtained;

(d) the ITC Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

(e) each of the ITC Form S-4 and the TransCo Registration Statements shall have become effective under the Securities Act and shall not be the subject of any stop order suspending their effectiveness or proceedings initiated or threatened by the SEC seeking a stop order, and (i) if the Distribution is effected in whole or in part as an Exchange Offer, the applicable offer period and any extensions thereof in the Exchange Offer required by applicable securities Law shall have expired and (ii) if the Distribution is effected in whole or in part as a Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities Laws shall have expired;

(f) no temporary restraining order or preliminary or permanent injunction or other Order shall have been issued in connection with an Entergy Regulatory Approval or ITC Regulatory Approval that would impose an ITC Burdensome Condition;

(g) Entergy shall have received all necessary approvals from state and federal regulatory authorities to allow the Transmission Business to become a member of an Acceptable RTO; and

(h) the Financings shall have been completed in accordance with and subject to the terms of the Separation Agreement.

Section 6.02 Conditions to the Obligation of ITC. The obligation of each of ITC and Merger Sub to effect the Merger is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of ITC and Merger Sub and may be waived by ITC):

(a) each of Entergy and TransCo shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied with all covenants required by this Agreement and the Other Transaction Agreements to be performed on or before the Closing;

(b) each of the representations and warranties of Entergy (i) in this Agreement (other than Section 2.02, Section 2.03, Section 2.05(c), clause (ii) of Section 2.05(g), Section 2.11, and Section 2.17) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Transmission Business MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Transmission Business MAE, (ii) set forth in Section 2.02 and Section 2.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in Section 2.05(c), clause (ii) of Section 2.05(g), Section 2.11 and Section 2.17 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) no Transmission Business MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) ITC shall have received a certificate of Entergy addressed to ITC and dated the Closing Date, signed on behalf of Entergy by a senior officer of Entergy, certifying to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied;

(e) ITC shall have received the ITC Merger Tax Opinion and Entergy shall have delivered the Ruling to ITC. In rendering the foregoing opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (i) ITC and Merger Sub and (ii) Entergy;

(f) there shall be no change in, revocation of, or amendment to the Ruling or change in Law that, in the reasonable judgment of ITC, has a materially adverse impact on ITC or TransCo, and the Tax Opinion shall be in form and substance reasonably acceptable to ITC;

(g)(i) the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders and (ii) such Final Orders shall not impose terms or conditions that individually or in the aggregate, would reasonably be expected to have an ITC Burdensome Condition. “Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired and as to which all conditions to the consummation of the Transactions prescribed by Law, regulation or order required to be satisfied at or prior to the Effective Time have been satisfied;

(h) the ITC Financing and a Special Dividend and/or a Share Repurchase shall have been completed in accordance with Section 1.03(e);

(i) in the event that the RTO Migration has not been fully completed as of the Closing Date, arrangements reasonably acceptable to ITC shall have been made such that no member of the ITC Group (including the members of the TransCo Group) would be responsible for performing generator dispatch, for economics or market operations, following the consummation of the Merger (it being understood that the contemplated performance by any member of the TransCo Group of the generator to load balancing function under the terms of the Transition Services Agreement shall not result in failure to satisfy this Section 6.02(i)); and

(j) Entergy shall have executed and delivered to ITC, and caused each other member of the Entergy Group or the TransCo Group who is a party to an Ancillary Agreement to execute and deliver to ITC, each of the Ancillary Agreements.

Section 6.03 Conditions to the Obligation of Entergy. The obligation of each of Entergy and TransCo to effect the Merger is subject to the further satisfaction of each of the following conditions (each of which is for the exclusive benefit of Entergy and TransCo and may be waived by Entergy unless otherwise provided in this Agreement):

(a) each of ITC and Merger Sub shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied with all covenants required by this Agreement and the Other Transaction Agreements to be performed on or before the Closing;

(b) each of the representations and warranties of ITC (i) in this Agreement (other than Section 3.02 and Section 3.03, Section 3.05(e) and Section 3.18) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or an “ITC MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ITC MAE, (ii) set forth in Section 3.02 and Section 3.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (i) of Section 3.05(e) and Section 3.18 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) no ITC MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) the Board of Directors of Entergy shall have received an opinion from a nationally recognized solvency valuation firm, that, after giving effect to the Transactions (including the anticipated Financings), that the Transactions shall not leave TransCo “insolvent” or otherwise unable to pay its obligations as they come due;

(e) Entergy shall have received a certificate of ITC addressed to Entergy and dated the Closing Date, signed on behalf of ITC by an officer of ITC, certifying to the effect that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied;

(f) Entergy shall have received the Ruling; and Entergy shall have received the (i) Entergy Merger Tax Opinion and (ii) the Tax Opinion; provided that Entergy shall not be permitted to avoid Closing as a result of the foregoing condition as a result of any failure of Entergy to receive a ruling or opinion (or the receipt of an adverse ruling or opinion) with respect to (A) clause (iii) of the definition of Intended Tax-Free Treatment or (B) the arrangements contemplated by Section 1.20. There shall be no change in, revocation of, or amendment to the Ruling or change in Law that could, in the reasonable judgment of counsel to Entergy, affect the validity of the Ruling in a manner that is materially adverse to Entergy. In rendering the foregoing opinions, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) ITC and Merger Sub and (B) Entergy;

(g) (i) the Entergy Regulatory Approvals and the ITC Regulatory Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders and (ii) such Final Orders, with respect to the Entergy Regulatory Approvals and the ITC Regulatory Approvals, as the case may be, shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have an Entergy Burdensome Condition or an ITC Burdensome Condition; and

(h) ITC shall have executed and delivered to Entergy each of the Ancillary Agreements to which it is a party.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.01 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a) by the mutual written consent of ITC and Entergy;

(b) by either Entergy or ITC if the Merger shall not have been consummated on or prior to June 30, 2013 (the “Outside Date”), provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 6.01(f), Section 6.01(h), Section 6.02(g) (to the extent such failure is due to the failure to receive Final Orders in respect of any Regulatory Approvals) or Section 6.03(g) (to the extent such failure is due to the failure to receive Final Orders in respect of any Regulatory Approvals)), the Outside Date may be extended by Entergy or ITC by written notice to the other Party up to an additional six (6) months after the Outside Date, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the failure of such Party to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement;

(c) by either Entergy or ITC if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder or imposing an ITC Burdensome Condition, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that the right to terminate pursuant to this Section 7.01(c) shall not be available to any Party whose failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling;

(d) by either ITC or Entergy if the ITC Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the ITC Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(d) shall not be available to ITC where the failure to obtain the ITC Shareholder Approval shall have been caused by ITC’s material breach of this Agreement;

(e) by ITC, if Entergy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 or in the Separation Agreement and (ii) cannot be or has not been cured prior to the earlier to occur of (A) sixty (60) calendar days after the giving of written notice referred to in the following proviso or (B) the Outside Date, provided, however, that ITC shall have given Entergy written notice, delivered at least sixty (60) calendar days prior to such termination (but no later than the expected Closing Date), stating ITC’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination;

(f) by Entergy, if ITC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 or in the Separation Agreement and (ii) cannot be or has not been cured prior to the earlier to occur of (A) sixty (60) calendar days after the giving of written notice referred to in the following proviso or (B) the Outside Date, provided, however, that Entergy shall have given ITC written notice, delivered at least sixty (60) calendar days prior to such termination (but no later than the expected Closing Date), stating Entergy’s intention to terminate this Agreement pursuant to this Section 7.01(f) and the basis for such termination;

(g) by Entergy, in the event ITC or any of its Subsidiaries or their respective Representatives or affiliates shall have willfully breached in any material respect any of their respective obligations under Section 5.07, which breach cannot be or has not been cured prior to the earlier to occur of (A) ten (10) calendar days after the giving of written notice referred to in the following proviso or (B) the Outside Date, provided, however, that Entergy shall have given ITC written notice, delivered at least ten (10) calendar days prior to such termination (but no later than the expected Closing Date), stating Entergy’s intention to terminate this Agreement pursuant to this Section 7.01(g) and the basis for such termination;

(h) by ITC, at any time prior to obtaining the ITC Shareholder Approval, in order to enter into a written definitive agreement for an ITC Superior Proposal, if ITC has complied with its obligations under Section 5.07(d); provided, however, that any such purported termination by ITC pursuant to this Section 7.01(h) shall be void and of no force or effect unless ITC pays to Entergy the ITC Termination Fee in accordance with Section 7.02;

(i) by Entergy, if there has been an ITC Change of Recommendation;

(j) by Entergy, if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder or imposing an Entergy Burdensome Condition, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that the right to terminate pursuant to this Section 7.01(j) shall not be available if Entergy’s failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling; and

(k) by ITC, if Entergy takes any action without the prior written consent of ITC that would reasonably be expected to cause an RTO Adverse Impact.

In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the provisions of the last two sentences of Section 5.04, Section 7.02, Section 8.02, Section 8.04, Section 8.05, Section 8.06 and Section 8.09), and, subject to Section 7.02, there shall be no other liability on the part of ITC or Entergy to the other except under such provisions, liability arising out of fraud or an intentional breach of this Agreement or the Separation Agreement or as provided for in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.02 Effect of Termination.

(a) Entergy and ITC agree that (i) if this Agreement is terminated by (A) Entergy pursuant to Section 7.01(i) or (B) ITC pursuant to Section 7.01(h) or (ii) (A) if this Agreement is terminated by Entergy pursuant to Section 7.01(g), or by ITC or Entergy pursuant to Section 7.01(d), (B) prior to any such termination, any Person (other than Entergy or its Affiliates) shall have made an ITC Takeover Proposal which shall have been publicly announced or disclosed and not publicly withdrawn or abandoned by such Person at least five (5) Business

Days prior to the ITC Shareholder Meeting, and (C) within twelve (12) months after such termination of this Agreement, ITC shall have entered into an agreement to consummate, or shall have consummated, an ITC Takeover Transaction, then ITC shall pay to Entergy the ITC Termination Fee as liquidated damages. The ITC Termination Fee shall be paid to Entergy by ITC in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i)(B) above, (y) within five (5) Business Days after termination in the case of a termination pursuant to clause (i)(A) above and (z) upon the execution of or entrance into a definitive agreement with respect to an ITC Takeover Transaction in the case of a termination pursuant to clause (ii) above.

(b) Solely for purposes of this Section 7.02, “ITC Takeover Transaction” shall have the meaning ascribed thereto in Section 5.07, except that all references to “fifteen percent (15%) or more” shall be changed to “more than fifty percent (50%).”

Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the ITC Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Entergy and TransCo in the circumstances in which such ITC Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon payment of the ITC Termination Fee in accordance with this Section 7.02, none of ITC, Merger Sub and any of their respective former, current or future Affiliates or Representatives shall have any further liability to Entergy, TransCo or their respective shareholders with respect to this Agreement or the Transactions; provided, however, that Entergy shall have the right to elect in writing to sue for damages arising out of ITC’s intentional breach of this Agreement in lieu of (and prior to) payment of the ITC Termination Fee in circumstances in which the ITC Termination Fee would otherwise be payable, and upon such election in writing, Entergy shall no longer be entitled to payment of the ITC Termination Fee; provided, further, that nothing herein shall release ITC from liability for fraud. The Parties acknowledge and agree that in no event shall ITC be required to pay the ITC Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival of Representations, Warranties and Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement shall survive the Closing. Notwithstanding the preceding sentence, (a) the covenants contained in this Agreement that by their terms are to be performed in whole or part after the Closing shall survive the Closing until they have been performed in accordance with their terms and (b) the representations and warranties set forth in Section 2.05(c), Section 2.06, Section 2.11, Section 2.17, Section 3.06 and Section 3.18 shall survive until the one (1) year anniversary of the Closing, including with respect to the foregoing clauses (a) and (b) for purposes of the indemnification obligations set forth in Section 5.02, Section 5.03 and Section 5.04 of the Separation Agreement and (c) the agreements in Section 5.12 shall survive the Closing indefinitely.

Section 8.02 Expenses.

(a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses (it being agreed for clarification that any fees and expenses incurred by TransCo or any of its Subsidiaries on or prior to the Effective Time shall be paid in full (i) by TransCo prior to the Effective Time or (ii) by Entergy), unless otherwise mutually agreed to by ITC and Entergy in writing.

(b) Antitrust Fees. ITC and Entergy shall share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including the HSR Act.

(c) Printing Expenses. ITC and Entergy shall share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the SEC contemplated by Section 5.05.

(d) Financing Expenses. TransCo and the TransCo Subs shall pay all underwriters or lenders fees and expenses incurred in connection with the Financings incurred by TransCo and the TransCo Subs (excluding, for clarification, any legal, underwriting or other fees and expenses of Entergy) and such fees and expenses shall be deemed to be Transmission Liabilities; provided, however that all initial fees and expenses incurred or payable at or prior to the Effective Time with respect to the TransCo Subs Financing (the “Pre-Closing TransCo Subs Financing Expenses”) shall be borne (i) directly or indirectly in their entirety by TransCo prior to the Effective Time (and out of cash that is not a Transmission Asset) or (ii) directly or indirectly by Entergy and shall be deemed to be Excluded Liabilities.

(e) Attorney’s Fees. In any Action to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

Section 8.03 Entire Agreement. This Agreement, the Confidentiality Agreements and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.05 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Entergy and ITC and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party

(a)	If to Entergy:

Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Michael P. Rogan, Esq.; Pankaj K. Sinha, Esq.

Facsimile: (202) 393-5760

(b)	If to ITC:

ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

(c)	If to Merger Sub:

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

(d)	If to TransCo prior to the Distribution Date:

c/o Entergy Corporation

639 Loyola Avenue

New Orleans, LA 70113

Attn: J. Wayne Leonard, Chief Executive Officer

Facsimile: (504) 576-2776

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Attn: Michael P. Rogan, Esq.; Pankaj K. Sinha, Esq.

Facsimile: (202) 393-5760

(e)	If to TransCo after the Distribution Date:

c/o ITC Holdings Corp.

27175 Energy Way

Novi, MI 48377

Attn: Daniel J. Oginsky, Senior Vice President and General Counsel

Facsimile: (248) 946-3562

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Andrew W. Smith, Esq.

Facsimile: (212) 455-2502

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.07. Any notice to Entergy shall be deemed notice to all members of the Entergy Group, and any notice to TransCo shall be deemed notice to all members of the TransCo Group.

Section 8.08 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.08(a) and shall be effective only to the extent in such writing specifically set forth.

Section 8.09 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Entergy Group or the TransCo Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 8.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Entergy Disclosure Letter or ITC Disclosure Letter shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 8.14 Disclosure Letters. There may be included in the Entergy Disclosure Letter and/or the ITC Disclosure Letter items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Entergy Disclosure Letter and ITC Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Entergy Disclosure Letter and ITC Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Entergy Disclosure Letter and ITC Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

ARTICLE IX

DEFINITIONS

Section 9.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“Acceptable RTO” has the meaning set forth in Section 4.01(d).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional TransCo Units” has the meaning set forth in Section 1.02(b)(v).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Disqualified Shares Number” has the meaning set forth in Section 1.02(b)(iii).

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” means the first day on which the Separation Agreement is a binding contract within the meaning of Temporary Treasury Regulation Section 1.368-1T(e)(2)(ii)(A).

“Agreement Disputes” has the meaning given to such term in the Separation Agreement.

“Ancillary Agreements” has the meaning given to such term in the Separation Agreement.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means any and all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) in respect of TransCo Employees and subject to any applicable collective bargaining obligations, performance reviews in respect of the period while employed by a member of the TransCo Group, Forms I-9 and W-4, service credit records, vacation and other leave accrual/balance records, and employee benefit election records in effect as of Closing, (ii) records pertaining to customers, suppliers and agents, (iii) all accounting, business and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (iv) all computers and other electronic data processing equipment, telecommunication equipment and data, fixtures, machinery, equipment, furniture, office equipment, motor vehicles and other transportation equipment, special and general tools, apparatus, cables, electrical devices, prototypes and models, test devices, transmitters, other miscellaneous supplies and other tangible personal property of any kind, (v) all inventories of materials, parts, raw materials, packing materials, supplies, work-in-process, goods in transit, consigned goods and finished goods and products, (vi) all Real Property Interests, (vii) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures, evidences of indebtedness, puts, calls, straddles, options and other securities of any kind issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person, and all other investments in securities of any Person, (viii) all Permits, distribution and supplier arrangements, sale and purchase agreements, joint operating agreements, license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and all other Contracts and business arrangements, (ix) all deposits, letters of credit and performance and surety bonds, (x) all Intellectual Property Rights and licenses from third persons granting the right to use any Intellectual Property Rights, (xi) all software owned, licensed or used, (xii) all cost information; sales and pricing data; customer prospect lists; supplier records; customer, distribution and supplier lists; customer and vendor data, correspondence and lists; product literature (including historical); advertising and promotional materials, and other printed or written materials; artwork; design; development, manufacturing and quality control records, procedures and files; vendor and customer drawings, formulations and specifications; quality records and reports and other books, records, ledgers, files, documents, plats, photographs, studies, surveys, reports, plans and documents, operating, production and other manuals, including corporate minute books and related stock records, financial and Tax records (including Tax Returns), in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, (xiii) all prepaid expenses, including prepaid leases and prepaid rentals, trade accounts and other accounts and notes receivables (whether current or non-current), (xiv) all interests, rights to causes of action, lawsuits, judgments, claims, counterclaims, rights under express or implied warranties, rights of recovery and rights of setoff of any kind, demands and benefits of any Person, including all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers, causes of action or similar rights, whether accrued or contingent and (xv) all Governmental Approvals, and other licenses and authorizations issued by any Governmental Authority.

“Audited Financial Statements” has the meaning given to such term in Section 5.03(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Units” has the meaning set forth in Section 1.09(b).

“Certificate of Merger” has the meaning set forth in Section 1.05(b).

“Charter Amendment” has the meaning set forth in Section 3.03(a).

“Clean-Up Spin-Off” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreements” mean all agreements with the collective bargaining representatives of TransCo Employees that set forth the terms and conditions of employment of TransCo Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Commission” has the meaning set forth in Section 2.04(b).

“Confidentiality Agreements” means those written confidentiality agreements previously entered into by Entergy and ITC relating to the Transactions.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Debt Exchange” has the meaning given to such term in the Separation Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Disqualified Share” has the meaning set forth in Section 1.02(c).

“Disqualified Shares Principal Reduction Amount” has the meaning set forth in Section 1.02(b)(vii).

“Dissenting Share” has the meaning set forth in Section 1.19.

“Dissenting Shareholder” has the meaning set forth in Section 1.19.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning given to such term in the Separation Agreement.

“Distribution-Interconnection Agreement” has the meaning given to such term in the Separation Agreement.

“DOJ” means the United States Department of Justice.

“Entergy” has the meaning set forth in the preamble.

“Entergy Burdensome Condition” has the meaning set forth in Section 5.01(f).

“Entergy Common Stock” has the meaning set forth in the recitals.

“Entergy Contribution” has the meaning given to such term in the Separation Agreement.

“Entergy Disclosure Letter” means the disclosure letter delivered by Entergy to ITC immediately prior to the execution of this Agreement.

“Entergy ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“Entergy Exchangeable Debt” has the meaning given to such term in the Separation Agreement.

“Entergy Filings” means, collectively, the TransCo S-1/S-4 and the Schedule TO.

“Entergy Group” means Entergy and each of its Subsidiaries, including, for purposes of this Agreement, each member of the TransCo Group but only for times prior to the Effective Time.

“Entergy Guarantees” means arrangements in which guaranties (including guaranties of performance or payment under Contracts, commitments, Liabilities and Transmission Permits), letters of credit or other credit or credit support arrangements, including bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments, were or are issued, entered into or otherwise put in place by any Person other than any member of the TransCo Group to support or facilitate, or otherwise in respect of, the obligations of any member of the TransCo Group or the Transmission Business or Contracts, commitments, Liabilities and Transmission Permits of any member of the TransCo Group or the Transmission Business.

“Entergy Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Cooley LLP, counsel to Entergy, in form and substance reasonably satisfactory to Entergy, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

“Entergy Regulatory Approvals” has the meaning set forth in Section 2.04(b).

“Entergy Retail Regulator” shall mean any Commission pursuant to which any of the Utility OpCos is regulated as a public utility.

“Effective Time” has the meaning set forth in Section 1.05(b).

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date of this Agreement, among TransCo, Entergy and ITC.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources (including non-human species) or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials. “Environmental Laws” include, without limitation, CERCLA (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Sections 668 et seq.) and state laws analogous to any of the above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERSC” means the Entergy Regional State Committee or any successor commission or organization that is comprised of the existing Entergy Regional State Committee membership.

“ESI” means Entergy Services, Inc., a Delaware corporation and a wholly owned Subsidiary of Entergy.

“Estimation Date” has the meaning set forth in Section 1.02(b)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.10(b).

“Exchange Fund” has the meaning set forth in Section 1.10(b).

“Exchange Offer” has the meaning set forth in the recitals.

“Exchange Ratio” has the meaning set forth in Section 1.09(a).

“Exchange Trust” has the meaning set forth in Section 1.20.

“Excluded Assets” has the meaning given to such term in the Separation Agreement.

“Excluded Liability” has the meaning given to such term in the Separation Agreement.

“FERC” means the United States Federal Energy Regulatory Commission.

“FERC 18 CFR” means accounting rules and guidelines of FERC contained in Title 18 of the Code of Federal Regulations.

“FERC 203 Approval” means all approvals necessary under Section 203 of the FPA for the disposition of or change in control over FERC jurisdictional facilities and the merger or consolidation of FERC jurisdictional facilities.

“FERC 204 Approval” means an approval under Section 204 of the FPA approving, to the extent necessary, the issuance of securities or incurrence of indebtedness by TransCo and/or the TransCo Subs in connection with consummation of the Transactions.

“FERC 205 Approval” means all approvals under Section 205 of the FPA requested by ITC in connection with consummation of the Transactions, including rates which are not suspended or subject to hearing or refund, and such other approvals under Section 205 of the FPA requested by Entergy and its Subsidiaries in connection with consummation of the Transactions.

“FERC Approvals” means the FERC 203 Approval, the FERC 204 Approval, the FERC 205 Approval and approvals of the Distribution Interconnection Agreement, the Generation Interconnection Agreement, the Transition Services Agreement, other Ancillary Agreements and any other agreements, where required, relating to the relationship between ITC and Entergy or any of its Subsidiaries.

“FERC Construct” means ITC’s or TransCo’s (or their respective Subsidiaries’, as applicable) FERC-approved return on equity, capital structure, forward-looking formula rate mechanism, initial rates and all subsequent rates calculated pursuant to the FERC-approved rate construct (taking into account return on equity, capital structure and forward-looking formula rate mechanism), terms and conditions of service, operations and maintenance expenses and administrative and general expenses.

“FPA” means the Federal Power Act, as amended.

“FTC” means the United States Federal Trade Commission.

“Final Order” has the meaning set forth in Section 6.02(g).

“Financings” has the meaning given to such term in the Separation Agreement.

“Fully Diluted Basis” has the meaning set forth in Section 1.02(b)(i).

“GAAP” means United States generally accepted accounting principles, as consistently applied by Entergy in the preparation of its consolidated financial statements.

“Generation Interconnection Agreement” has the meaning given to such term in the Separation Agreement.

“Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

“Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Guaranteed Obligations” has the meaning set forth in Section 5.12.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which contains any polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by, or that may result in liability under, any applicable Law.

“Historical Financial Statements” has the meaning set forth in Section 2.05(a).

“HSR Act” has the meaning set forth in Section 2.04(b).

“Indebtedness” means, with respect to any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and any cost or penalty associated with prepaying such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements, (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations with respect to hedging, swaps or similar arrangements relating to any of the foregoing, (vi) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (v) above, and (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Initial Issuance Exchange Ratio” has the meaning set forth in Section 1.02(a).

“Intellectual Property Rights” means all worldwide intellectual property and industrial property rights, including without limitation, all (a) patents, inventions, technology, processes and designs, (b) trademarks, trade names, service marks, domain names, logos, trade dress, and other source indicators, and all goodwill symbolized thereby, (c) copyrights, works of authorship, computer software and systems, (d) trade secrets, know-how, and tangible and intangible proprietary information and materials, and (e) any applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Intended Tax-Free Treatment” means that (i) the Internal Restructuring qualifies as one or more reorganizations pursuant to Section 368(a) of the Code that is tax-free to Entergy and the Entergy Group, (ii) the Entergy Contribution, taken together with the Distribution, qualifies as a reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders and TransCo, (iii) the Debt Exchange qualifies for tax-free treatment to Entergy pursuant to Section 361(c) of the Code and (iv) the Merger qualifies as a reorganization pursuant to Section 368(a) of the Code.

“Internal Restructuring” has the meaning given to such term in the Separation Agreement.

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“IRS Submission” has the meaning set forth in Section 5.15(a).

“ITC” has the meaning set forth in the preamble.

“ITC Benefit Plans” has the meaning set forth in Section 3.11(a).

“ITC Burdensome Condition” has the meaning set forth in Section 5.01(g).

“ITC Capital Stock” means (i) all classes and series of capital stock of ITC, including, without limitation, the ITC Common Stock, (ii) all instruments properly treated as equity in ITC for tax purposes and (iii) all options, warrants, and other rights respecting (i) or (ii).

“ITC Change of Recommendation” has the meaning set forth in Section 5.07(d).

“ITC Common Stock” has the meaning set forth in Section 3.03(a).

“ITC Disclosure Letter” means the disclosure letter delivered by ITC to Entergy immediately prior to the execution of this Agreement.

“ITC Equity Interests” has the meaning set forth in Section 3.03(b).

“ITC Equity Value” has the meaning set forth in Section 1.02(b)(iv).

“ITC ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“ITC Filings” means, collectively, the Proxy Statement and the ITC Form S-4.

“ITC Financing” means the debt financings by ITC to fund the Special Dividend and/or Share Repurchase.

“ITC Form S-4” has the meaning set forth in Section 5.05(a).

“ITC Great Plains” means ITC Great Plains, LLC, a wholly owned subsidiary of ITC Grid Development, LLC and an indirect wholly owned subsidiary of ITC.

“ITC Group” means ITC and each of its Affiliates, including after the Closing, the TransCo Group.

“ITC IP” has the meaning set forth in Section 3.16.

“ITC MAE” means an event, change, effect, development, state of facts, circumstance, condition or occurrence that is materially adverse to the Assets, Liabilities, business, financial condition or results of operations of ITC and its Subsidiaries as a whole, or on the ability of ITC or Merger Sub to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) in or affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industry or industries in which ITC or the ITC Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products; (B) any changes, events or developments in the national, regional, state or local electric transmission or distribution systems or increases or decreases in planned spending with respect thereto (except to the extent resulting from a material reduction in authorized return of equity for ITC or any ITC Subsidiary); (C) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (C) shall not be applicable with respect to ITC’s representations and warranties in Section 3.04); (D) taking any action at the written request of Entergy; (E) any changes in GAAP or accounting standards, regulatory accounting requirements applicable to United States utility organizations generally or interpretations thereof, in each case, after the date of this Agreement; (F) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable Assets of ITC or its Subsidiaries; (G) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, an ITC MAE); and (H) any reduction in the credit rating of ITC or any ITC Subsidiary to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in ITC, or, as the case may be, such

ITC Subsidiary’s business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (B), (E) or (F) above shall be considered in determining an ITC MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on ITC and the ITC Subsidiaries, taken as a whole, relative to other participants in the electricity transmission industry.

“ITC Material Contracts” has the meaning set forth in Section 3.10(a).

“ITC Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Simpson Thacher & Bartlett LLP, counsel to ITC, in form and substance reasonably satisfactory to ITC, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

“ITC Midwest” means ITC Midwest LLC, a wholly owned subsidiary of ITC.

“ITC Midwest Financing” means the issuance by ITC Midwest of $100,000,000 of first mortgage bonds.

“ITC Permits” has the meaning set forth in Section 3.09(b).

“ITC Preferred Stock” has the meaning set forth in Section 3.03(a).

“ITC Recommendation” has the meaning set forth in Section 3.07(a).

“ITC Regulatory Approvals” has the meaning set forth in Section 3.04(b).

“ITC SEC Filings” has the meaning set forth in Section 3.05(a).

“ITC Shareholder Approval” has the meaning set forth in Section 3.07(a).

“ITC Shareholder Meeting” has the meaning set forth in Section 5.06(a).

“ITC Shareholders” means the holders of ITC Common Stock.

“ITC Stock Issuance” has the meaning set forth in Section 1.09(a).

“ITC Superior Proposal” has the meaning set forth in Section 5.07(e)(iii).

“ITC Takeover Proposal” has the meaning set forth in Section 5.07(e)(i).

“ITC Takeover Transaction” has the meaning set forth Section 5.07(e)(ii).

“ITC Termination Fee” shall mean an amount equal to $113,570,800.

“ITC Transmission” means ITC Transmission Company, a wholly owned subsidiary of ITC.

“Knowledge” means, in the case of ITC, the actual knowledge without inquiry of the persons listed in Section 9.01 of the ITC Disclosure Letter as of the date of the representation, and, in the case of Entergy, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Entergy Disclosure Letter as of the date of the representation.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, including liabilities for Taxes, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Management Appointees” has the meaning set forth in Section 1.08(b).

“MBCA” means the Business Corporation Act of the State of Michigan, as amended.

“MBCA Vote” means the required vote of ITC’s shareholders to approve the Merger under Sections 703a and 754 of the MBCA.

“METC” means Michigan Electric Transmission Company, LLC, an indirect wholly owned subsidiary of ITC.

“Merger” has the meaning set forth in Section 1.05(a).

“Merger Consideration” has the meaning set forth in Section 1.09(a).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Units” has the meaning set forth in Section 3.03(d).

“Net Transmission Plant Investment” means: (A) plant assets included in FERC accounts 101 and 106 further broken down in FERC sub-accounts 350 through 359 after adjustment to exclude (i) any plant assets depreciated or amortized in FERC account 404 and 405, (ii) asset retirement costs for transmission plant in FERC plant account 359.1, (iii) transmission plant excluded from ISO rates and transmission plant included in OATT Ancillary Services (Note M and Note N, respectively, on the Third Revised Sheet No. 1322 of the Midwest ISO Transmission and Energy Markets Tariff) and (iv) capitalized leases, plus transmission land held for future use in FERC account 105, plus transmission related materials and supplies and stores expense in FERC accounts 154 and 163 after adjustment to exclude obsolete materials & supplies (as determined in accordance with GAAP) less (B) Transmission Plant Investment Accumulated Depreciation.

“Non-FERC Approvals” has the meaning set forth in Section 2.04(b).

“NYSE” means the New York Stock Exchange.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Other Transaction Agreements” means the Separation Agreement and the other agreements and documents defined as “Ancillary Agreements” in the Separation Agreement.

“Outside Date” has the meaning set forth in Section 7.01(b).

“Parties” means Entergy, TransCo, ITC and Merger Sub.

“Permits” means all franchises, permits, approvals, licenses (including railroad crossing permits), easements, servitudes, variances, consents, authorizations, certifications, rights, exemptions, waivers or registrations of Governmental Authorities issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) with respect to ITC, Security Interests reflected in the financial statements included in the ITC SEC Filings, (b) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith, (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business for amounts not overdue, (e) any Security Interests created in connection with the Financings or any arrangements ancillary thereto, and (f) with respect to Entergy and TransCo, any Security Interests for Transmission Assets acquired in the ordinary course of business within the forty-five (45) days prior to Closing that have not been released under each Utility OpCo’s mortgage debt instruments, which Transmission Assets shall be immaterial in the aggregate and which shall be released no later than forty-five (45) days after the Closing.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Closing TransCo Subs Financing Expenses” has the meaning set forth in Section 8.02(d).

“Proposed Acquisition Transaction” has the meaning given to such term in the Separation Agreement.

“Proposed Amendment” has the meaning set forth in Section 5.10.

“Proxy Statement” has the meaning set forth in Section 5.05(a).

“PUCT” means the Public Utility Commission of Texas.

“Rate Base Amount” means the dollar valuation of Net Transmission Plant Investment included in the Transmission Assets as calculated in accordance with FERC 18 CFR.

“Rate Base Statement” has the meaning set forth in Section 2.05(c).

“Real Property Interests” means all interests in real property of whatever nature, including easements and servitudes, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Record Date” means, with respect to a Spin-Off, the close of business on the date to be determined by the Board of Directors of Entergy as the record date for determining shareholders of Entergy entitled to receive TransCo Common Units in such Spin-Off.

“Record Holder” means a holder of record of Entergy Common Stock as of the close of business on the Record Date.

“Reference Price” means the volume weighted average trading price of the applicable common stock on the NYSE during the ten (10) Trading Days preceding the Estimation Date. For purposes of the calculation of Reference Price, if the ITC Common Stock is not trading on an “ex-” basis with respect to the Special Dividend, if any, with respect to any Trading Day used in calculating the Reference Price, the per share price of the ITC Common Stock for such Trading Day will be reduced by the per share value of the Special Dividend, if any, for purposes of such calculation.

“Regulated Operating Subsidiaries” means ITCTransmission, METC, ITC Midwest and ITC Great Plains.

“Regulatory Approvals” means, collectively, the ITC Regulatory Approvals and the Entergy Regulatory Approvals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Restructuring Transactions” means any transaction undertaken in connection with the TransCo Transfer, Internal Restructuring, Entergy Contribution and the Distribution, to the extent such transaction is listed or described in the Separation Agreement, this Agreement, the Ruling, the Ruling Request or the Tax Opinion.

“Retained Equity” has the meaning set forth in Section 1.20.

“RTO Adverse Impact” has the meaning set forth in Section 4.01(d).

“RTO Migration” has the meaning set forth in Section 4.01(d).

“Ruling” means the private letter ruling, substantially to the effect that the Distribution, the Entergy Contribution, and the Internal Restructuring will qualify for the treatment described in clauses (i) through (iii) of the definition of Intended Tax-Free Treatment, including any amendment or supplemental ruling thereto, issued by the IRS in response to the Ruling Request.

“Ruling Request” means the private letter ruling request to be filed by Entergy with the IRS (as modified or supplemented by any materials subsequently submitted to the IRS), seeking, inter alia, rulings under Sections 355, 361, 368 and other relevant provisions of the Code with respect to the Transactions.

“Sales Agency Financing Agreement” means the agreement, dated as of July 27, 2011, between ITC and Deutsche Bank Securities Inc. under which ITC may issue and sell shares of common stock, without par value, from time to time, up to an aggregate sales proceeds amount of $250.0 million.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.05(d).

“Schedule TO” has the meaning set forth in Section 5.05(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the TransCo Transfer, the Financings and the other transactions contemplated by the Separation Agreement to transfer the Transmission Business to TransCo.

“Separation Agreement” means the Separation Agreement, dated as of the date of this Agreement, among TransCo, Entergy, ITC, the Utility OpCos and ESI.

“Separation Date” has the meaning given to such term in the Separation Agreement.

“Separation Time” has the meaning given to such term in the Separation Agreement.

“Share Repurchase” has the meaning set forth in Section 1.03(e).

“Special Dividend” has the meaning set forth in Section 1.03(e).

“Spin-Off” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Surviving Company” has the meaning set forth in Section 1.05(a).

“System Agreement” means the System Agreement, among Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, LLC, Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Services, Inc., dated April 23, 1982, as amended (and effective with FERC on November 21, 2006).

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or any tax based upon, measured by or calculated with respect to the generation of electricity or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Documents” means the Ruling, the Ruling Request, and the Tax Opinion.

“Tax Expert” means one of the firms identified as such in Section 9.01 of the Entergy Disclosure Letter.

“Tax Opinion” means the written opinion of Cooley LLP, counsel to Entergy, dated as of the Closing Date, in form and substance reasonably satisfactory to Entergy, to the effect that (A) the Internal Restructuring will qualify as one or more Tax-free reorganizations pursuant to Section 368(a) of the Code that is tax-free to Entergy and the Entergy Group, (B) the Entergy Contribution, taken together with the Distribution, will qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Entergy, the Entergy shareholders and TransCo, (C) the Debt Exchange will qualify for tax-free treatment to Entergy under Section 361(c) of the Code, and (D) the Merger will not cause Section 355(e) of the Code to apply to the Distribution.

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any return filed by a nuclear decommissioning trust.

“Termination Date” has the meaning set forth in Section 4.01(a).

“Trading Day” means any day on which there are sales of ITC Common Stock on the NYSE composite tape.

“Transaction Maximum Principal Amount” has the meaning given to such term in the Separation Agreement.

“Transactions” means the TransCo Transfer, the Internal Restructuring, the Entergy Contribution, the Distribution, the Merger, the Financings, the ITC Financing, a Special Dividend (if applicable), a Share Repurchase (if applicable) and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“TransCo” has the meaning set forth in the preamble.

“TransCo Capital Stock” means (i) all classes and series of capital stock of TransCo, including, without limitation, the TransCo Common Units, (ii) all instruments properly treated as equity in TransCo for Tax purposes, and (iii) all options, warrants, and other rights respecting (i) or (ii).

“TransCo Common Units” has the meaning given to such term in the Separation Agreement.

“TransCo Employee Shares” has the meaning set forth in Section 1.02(c).

“TransCo Employees” has the meaning given to such term in the Employee Matters Agreement.

“TransCo Equity Interests” has the meaning set forth in Section 2.03(c).

“TransCo Group” means TransCo and each of the TransCo Subs. Each of the TransCo Subs shall be deemed to be members of the TransCo Group as of the Separation Time and at all times thereafter up to the Effective Time.

“TransCo Material Contracts” has the meaning set forth in Section 2.09(a).

“TransCo Real Property” has the meaning set forth in the Separation Agreement.

“TransCo Registration Statements” has the meaning set forth in Section 5.05(a).

“TransCo Securities” has the meaning given to such term in the Separation Agreement.

“TransCo Subs” means Arkansas Wires LLC, an Arkansas limited liability company, Gulf States Wires Louisiana, L.L.C., a Louisiana limited liability company, Louisiana Wires LLC, a Texas limited liability company, Mississippi Wires LLC., a Mississippi limited liability corporation, New Orleans Wires LLC, a Louisiana limited liability corporation and Texas Wires LLC, a Texas limited liability corporation.

“TransCo Subs Financing” has the meaning given to such term in the Separation Agreement.

“TransCo Transfer” means the transfer of the Transmission Assets and Transmission Liabilities as provided in Section 3.01 and Section 3.02 of the Separation Agreement.

“Transmission” has the meaning given to such term in the Separation Agreement.

“Transmission Assets” has the meaning given to such term in the Separation Agreement.

“Transmission Benefit Plans” has the meaning set forth in Section 2.10(a).

“Transmission Business” has the meaning given to such term in the Separation Agreement.

“Transmission Business IP” has the meaning set forth in Section 2.15.

“Transmission Business MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that is materially adverse to the Assets, Liabilities, business, financial condition or results of operations of the Transmission Business taken as a whole, or on the ability of Entergy or TransCo to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) in or affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industry or industries in which ITC or the ITC Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of: (A) any changes, events or developments in the international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products; (B) any changes, events or developments in the national, regional, state or local electric transmission or distribution systems or increases or decreases in planned spending with respect thereto; (C) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (C) shall not be applicable with respect to ITC’s representations and warranties in Section 2.04); (D) taking any action at the written request of ITC; (E) any changes in GAAP or accounting standards, regulatory accounting requirements applicable to United States utility organizations generally or interpretations thereof, in each case after the date of this Agreement; (F) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, other than any of the foregoing involving physical damage or destruction to or rendering physically unusable any Assets that would be Transmission Assets as of the Separation Time pursuant to Section 3.05(a) of the Separation Agreement; (G) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Transmission Business MAE); and (H) any reduction in the expected credit rating of TransCo or any TransCo Sub to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in the Transmission Business’ business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (A), (B), (E) or (F) above shall be considered in determining a Transmission Business MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on the Transmission Business, taken as a whole, relative to other participants in the electricity transmission industry; provided, further, that for purposes of this definition, a Transmission Business MAE shall be deemed to have occurred in the event that any Commission takes any action indicating that upon purchase and operation of the Transmission Business, any member of the ITC Group (x) shall no longer be deemed independent by FERC or (y) shall be subject to regulation as a public or electric utility by such Commission (other than to the extent any such regulation relates to customary electric transmission facility franchise matters within the jurisdiction of such Commission).

“Transmission Land Rights” has the meaning given to such term in the Separation Agreement.

“Transmission Land Right Consents” has the meaning given to such term in the Separation Agreement.

“Transmission Liabilities” has the meaning given to such term in the Separation Agreement.

“Transmission Permits” has the meaning set forth in Section 2.08(b).

“Transmission Plant Investment Accumulated Depreciation” means accumulated depreciation included in FERC account 108 that reflects the accumulated depreciation on transmission assets recorded in FERC sub-accounts 350 through 359 before reduction for amounts related to asset retirement obligations and after adjustment to exclude the lesser of (a) Calculated Accumulated Depreciation for the following plant assets or (b) accumulated depreciation equal to the property, plant and equipment value at the time of transfer for the following plant assets (i) transmission plant excluded from ISO rates and transmission plant included in OATT Ancillary Services (Note M and Note N, respectively, on the Third Revised Sheet No. 1322 of the Midwest ISO Transmission and Energy Markets Tariff) and (ii) capitalized leases.

“Transition Services Agreement” has the meaning given to such term in the Separation Agreement.

“Utility OpCo Contributions” has the meaning given such term in the Separation Agreement.

“Utility OpCos” means Entergy Arkansas, Inc., an Arkansas corporation and a wholly owned Subsidiary of Entergy, Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a wholly owned Subsidiary of Entergy, Entergy Louisiana, LLC, a Texas limited liability company and a wholly owned Subsidiary of Entergy, Entergy Mississippi, Inc., a Mississippi corporation and a wholly owned Subsidiary of Entergy, Entergy New Orleans, Inc., a Louisiana corporation and a wholly owned Subsidiary of Entergy and Entergy Texas, Inc., a Texas corporation and a wholly owned Subsidiary of Entergy.

“Value of the Additional TransCo Units” has the meaning set forth in Section 1.02(b)(vi).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

ENTERGY CORPORATION

By:	/s/ J. Wayne Leonard
	Name:	J. Wayne Leonard
	Title:	Chairman and Chief Executive Officer

MID SOUTH TRANSCO LLC

By:	/s/ Theodore H. Bunting, Jr.
	Name:	Theodore H. Bunting, Jr.
	Title:	President

Signature Pages to the Merger Agreement

ITC HOLDINGS CORP.

By:	/s/ Joseph L. Welch
	Name:	Joseph L. Welch
	Title:	President and Chief Executive Officer

ITC TRANSACTION SUBSIDIARY LLC

By:	/s/ Daniel J. Oginsky
	Name:	Daniel J. Oginsky
	Title:	Senior Vice President and General Counsel

Signature Pages to the Merger Agreement

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Merger Agreement, by and among Entergy Corporation, Mid South TransCo LLC, ITC Holdings Corp. and Ibis Transaction Subsidiary LLC, dated as of December 4, 2011, have not been provided herein:

Schedules

ENTERGY DISCLOSURE LETTER

Section 1.08(b)	Board of Directors of ITC and Management Appointees
Section 2.02	Authorization of Agreement
Section 2.04	Consents and Approvals; No Violations
Section 2.05	Financial Information; Absence of Changes
Section 2.07	Litigation
Section 2.08	Compliance with Laws; Permits
Section 2.09	Contracts
Section 2.10	Employees and Employee Benefits; Labor
Section 2.11	Title to Transmission Assets
Section 2.12	Environmental Matters
Section 2.13	Taxes
Section 2.14	Regulatory
Section 2.16	Insurance
Section 4.01	Conduct of Transmission Business Pending the Closing
Section 9.01	Definitions

ITC DISCLOSURE LETTER

Section 1.02	Initial Issuance of TransCo Common Units
Section 3.03	Capitalization
Section 3.04	Consents and Approvals; No Violations
Section 3.08	Litigation
Section 3.09(a)	Compliance with Laws; Permits
Section 3.10(a)	Contracts
Section 3.11	Employees and Employee Benefits; Labor
Section 3.14(d)	Taxes
Section 3.15	Regulatory
Section 4.02	Conduct of ITC Pending the Closing
Section 5.13	Non-Opposition
Section 9.01	Definitions

Exhibits

N/A

ITC Holdings Corp. will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.